UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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90 Park Avenue
New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2023

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) to be held through a virtual web conference at www.virtualshareholdermeeting.com/NYMT2023 on Tuesday, June 6, 2023 at 9:00 a.m., Eastern Time (the “Annual Meeting”).

You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting the website listed above. You will need the 16-digit control number included in your proxy card, voting instruction form or any additional voting instructions accompanying these proxy materials to vote and submit questions during the Annual Meeting. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting, as time permits.

At the Annual Meeting, you will be asked to consider and take action on the following:

1.    To elect the seven directors nominated and recommended by the Board of Directors of the Company (the "Board of Directors"), each to serve until the 2024 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.    To hold an advisory vote to approve named executive officer compensation; and

3.    To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on April 14, 2023 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting. In connection with this approach, on or about April 27, 2023, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on April 14, 2023. Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail. These proxy materials are available free of charge. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy. Please see the attached proxy statement or Notice for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote online at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chairman of the Board
New York, New York
April 27, 2023

This proxy statement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. The Company’s actual results may differ from the Company’s beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to it. For a discussion of these risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and as updated by those risk factors included in the Company's subsequent filings under the Securities Exchange Act of 1934, as amended, which can be accessed at the SEC’s website at www.sec.gov. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to the results presented in accordance with GAAP, this proxy statement includes certain non-GAAP financial measures, including undepreciated earnings, undepreciated book value per common share and adjusted book value per common share. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance and trends using the metrics that management uses to operate our business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this proxy statement to the most directly comparable financial measures prepared in accordance with GAAP are set forth in Annex A hereto and should be carefully evaluated.

PROXY SUMMARY
Proposal Roadmap
The following proposals will be voted on at the Annual Meeting of Stockholders:

Proposal	Board Recommendation	For More Information
Proposal No. 1: Election of Directors
To elect the seven directors nominated and recommended by the Board of Directors of the Company, each to serve until the 2024 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified
	For each director	Page 15
Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation To hold an advisory vote to approve named executive officer compensation	For	Page 19
Proposal No. 3: Ratification, Confirmation and Approval of Appointment of Independent Registered Public Accounting Firm
To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023
	For	Page 20

How to Vote Your Shares

Your vote is important, and we urge you to cast your vote as soon as possible. You may vote through the internet, by telephone, by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee), or online during the Annual Meeting. For additional information regarding voting, refer to the section of this proxy statement captioned "Voting".

NYMT at a Glance

New York Mortgage Trust, Inc. (NASDAQ: NYMT) is a real estate investment trust (“REIT”) for U.S. federal income tax purposes in the business of acquiring, investing in, financing and managing primarily mortgage-related single-family and multi-family residential assets. Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest spread and capital gains from a diversified investment portfolio. Our investment portfolio includes credit sensitive single-family and multi-family assets.

(1)Market Capitalization represents the outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock market price as of the date indicated.
(2)Data as of December 31, 2022.

2022 Company Key Developments (1)

Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest spread and capital gains from a diversified investment portfolio. To accomplish this, we focus on (i) our core portfolio strengths of single-family and multi-family residential credit assets, which we believe will deliver better risk adjusted returns over time, with a current focus on acquiring assets with less price sensitivity to credit deterioration by targeting assets with shorter duration, significant discount-to-par pricing or minimal credit risk and (ii) maintaining a balanced and diverse funding mix to finance our assets and operations, with a current emphasis on procuring longer-termed and/or more committed financing arrangements, such as securitizations, term financings and corporate debt securities that provide less or no exposure to short-term mark-to-market repurchase agreement financing.

In light of the market conditions that prevailed in 2022, which included increased volatility in interest rate, credit, mortgage and financial markets, we were selective in pursuing investments across the residential housing sector, choosing instead to focus on further enhancing our liquidity, strengthening our balance sheet, protecting our book value, enhancing our asset management platform and positioning us to deploy capital and seize on superior market opportunities in the market cycles ahead. Set forth below are key Company developments from 2022:

Strategy	Key Developments
Greater emphasis on financing optimization
•Completed four securitizations of business purpose, performing and re-performing residential loans, resulting in approximately $970.0 million in net proceeds, of which approximately $793.6 million was utilized to repay related outstanding repurchase agreement financing.

•Obtained approximately $1.6 billion of financing for residential loans through recourse and non-recourse repurchase agreements with new and existing counterparties.

•Repurchased 4.2 million shares of common stock pursuant to a stock repurchase program for approximately $44.4 million at an average repurchase price of $10.68 per share when accounting for the one-for-four reverse stock split effected on March 9, 2023.

•Redeemed our convertible notes at maturity.

•Reduced Company recourse leverage ratio to 0.3x and maintained low portfolio recourse leverage of 0.3x. (2)

Enhanced liquidity
•$224 million of available cash as of December 31, 2022.

•An additional $424 million of dry powder available through either financing of unencumbered assets or additional financing of under-levered assets.

•Maintained aggregate dividends of $1.60 per common share when accounting for the one-for-four reverse stock split effected on March 9, 2023.

Patient approach to investing
•Curtailed investing in second half of 2022 due to volatile market conditions.
•Focused on acquiring assets with shorter duration, significant discount to par pricing and less price sensitivity to credit deterioration.
•During the second half of 2022, we opportunistically disposed of assets in our portfolio generating $32.4 million of net gains.
•Repurchased $50.0 million par value of our residential loan securitization CDOs, at a discount, for approximately $46.5 million.

(1)     Unless otherwise stated, the measures used herein refer to our results as of and for the year ended December 31, 2022.
(2)    Company recourse leverage ratio represents the Company's total outstanding recourse repurchase agreement financing, subordinated debentures and senior unsecured notes divided by the Company’s total stockholders’ equity. Portfolio recourse leverage ratio represents the Company's outstanding recourse repurchase agreement financing divided by the Company's total stockholders' equity.

Leadership Succession
In November 2021, we announced that Steven R. Mumma, our then Chairman and Chief Executive Officer, would transition to the role of Executive Chairman of the Board, and that our President, Jason T. Serrano, would succeed Mr. Mumma as Chief Executive Officer of the Company, each effective on January 1, 2022. Effective on December 31, 2022, Mr. Mumma's term as an employee and executive officer of the Company ended in accordance with the terms of the Fourth Amended and Restated Employment Agreement between Mr. Mumma and the Company and the previously announced leadership succession plan. Mr. Mumma continues to serve as Chairman of the Board.

In December 2022, we announced that Nicholas Mah would become our President effective January 1, 2023.
Executive Compensation Highlights
The Compensation Committee of our Board of Directors is committed to reviewing our executive compensation program on a regular basis and making changes based on the current market compensation practices, governance trends, and the results of the advisory vote to approve our named executive officer ("NEO") compensation, amongst other factors. At the 2022 Annual Meeting of Stockholders, the advisory vote on our executive compensation was approved by approximately 97% of shares voted. The following highlights certain key features of our 2022 executive compensation program:

Key Features	Highlights
Base salary represents 25% of total compensation for NEOs in 2022	Base salary represented 24% of total compensation for our NEOs in 2022, including 2022 Long-Term EIP awards, and just 17% of our Chief Executive Officer's total compensation.
Majority of total compensation for NEOs in 2022 was issued pursuant to a performance-based incentive plan
Approximately 57% of the total compensation for our NEOs in 2022, including 2022 Long-Term EIP awards, was subject to a performance-based incentive plan, while 65% of our Chief Executive Officer's total compensation in 2022 was subject to a performance-based incentive plan.

Employment, change in control and equity incentive award agreements provide for “double trigger” acceleration of vesting upon a change
Our forms of employment, change in control and equity award agreements executed since 2020 provide that awards granted to employees (including our NEOs) under these forms will no longer accelerate or vest solely due to the occurrence of a change of control.

COMMITMENT TO CORPORATE RESPONSIBILITY
New York Mortgage Trust, Inc. (“NYMT”) understands the importance of incorporating environmental, social and governance ("ESG") policies into our business and day-to-day operations and appreciates the increased interest of our stockholders in these matters. We believe the implementation of such policies benefits our employees, supports long-term stockholder performance, and makes a positive impact on the environment and society. We strive to assess the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when planning for the long-term success of our business. We prioritize what we believe are appropriate ESG practices in relation to our business, a commitment to transparency and supportive employment practices.

To that end, our focus on sustainability and the tenets of ESG is strategically important to the Company. We assess ESG to further inform our future strategic direction and priorities. Our areas of focus include (1) Social Considerations, (2) Environmental Considerations, and (3) Corporate Governance.
Social Considerations

We recognize that the Company plays an important part in the lives of our employees and we strive to create an inclusive workplace where employees feel heard, valued and appreciated. Our commitment to diversity and inclusion starts with our goal to attract, retain and develop a workforce that is diverse in attributes, background, knowledge, skills and perspective, age, gender, race and ethnicity. We also strive to have a workforce that reflects the diversity of qualified talent that is available in the markets in which our offices are located. Specific to these goals, as of April 1, 2023, women represented 28% of the Company’s workforce, self-identified racial and ethnic minorities represented 31% of the Company's workforce and women and self-identified racial and ethnic minorities represented 41% of the Company's workforce, while 75% of our NEOs are diverse based on gender or ethnicity and 71% of the nominees for election as directors at the Annual Meeting are diverse based on gender, race or ethnicity.

As part of our ongoing business, we evaluate and modify our internal processes to gauge and improve employee engagement, productivity and efficiency that benefit our operations, including through employee surveys, anonymous feedback, the employee review process and management strategy sessions. Moreover, our employees are offered regular opportunities to participate in professional development, cross-training and other programs that we believe improve employee engagement, effectiveness, development and well-being.

The Company's primary social considerations and impacts relate to our investment activity and human capital management, both of which are critical to our success as an organization.

Human Capital

As of April 1, 2023, we have 75 employees located in offices in New York, New York, Charlotte, North Carolina and Los Angeles, California, all of whom are full-time. We do not currently employ any temporary or seasonal employees and we do not expect such hiring to become a significant part of our workforce in the future. Our employees are comprised of investment portfolio and finance professionals, asset management and servicing professionals, accountants, analysts, administrative staff and the corporate management team. We believe that our employees are our greatest asset and recognize that our achievements and growth as a business are made possible by the recruitment, hiring, training, development and retention of our dedicated employees.

We are committed to maintaining workplaces that are inclusive and free from discrimination or harassment based on age, disability, race, ethnicity, gender identification or expression, national origin, sexual orientation, religion, pregnancy, marital and familial status and other statuses protected by law. We conduct annual required trainings for our employees, including those designed to prevent harassment and discrimination and direct compliance with ethics and laws and we monitor employee conduct, compliance and progress in this regard.

We also strive to provide pay, benefits and services that help meet the varying needs of our employees. Our general total compensatory packages include market-competitive pay, performance-based annual bonus compensation paid in a combination of cash and stock, time- and performance-based long-term incentive compensation for key employees, employer-funded health insurance, paid time off, and family leave. In addition, we pride ourselves on understanding and offering our employees great flexibility to meet their personal and family needs. We have a fully flexible workplace policy which presently allows all of our employees to determine whether to work from the office or remotely as frequently as the individual employee desires. New York Mortgage Trust believes that by supporting, recognizing, developing and investing in our employees, we are able to attract and retain a highly qualified and talented workforce.

Investment Activity
A substantial part of our business is the acquisition and management of residential loans in the secondary market. While a much smaller part of our business, we also own a non-controlling investment in a loan origination platform. As a provider of private capital to the U.S. housing market through our investments in residential loans, our business enhances liquidity in the residential real estate mortgage markets and, in turn, facilitates home ownership in the U.S. As of December 31, 2022, the Company had $3.0 billion in aggregate mortgage and mortgage-related investments. The social benefits of homeownership are well-documented, and home ownership has historically been viewed as an accessible vehicle of individual wealth creation and aids in the development of strong communities. We believe that our investments in residential mortgages play a meaningful role in helping Americans become homeowners.
As primarily an acquiror of residential loans in the secondary market, we do not control the entities that originate the residential loans that we own, which means that we do not establish the initial terms of the loans or market to or interface with borrowers prior to their becoming obligated under the loan from the originator. As such, we effectively assume the loan terms and borrower credit profile upon acquisition of the loan. As an acquiror of residential loans in the secondary market, we have a long history of, and pride ourselves on, working with borrowers that are delinquent or experiencing near-term hardship to help return those borrowers to performing status, including through repayment plans, deferral plans, forbearance plans or modifications, where applicable. In addition, throughout the COVID-19 pandemic, our residential loan asset management team was active in responding to the government assistance programs that were instituted in response to the impacts of the COVID-19 pandemic to provide relief to residential loan borrowers. We endeavored to work with any of our residential loan borrowers that required relief because of the pandemic and believe that these efforts helped a number of homeowners to avoid foreclosure or other distress.

We also participate in the U.S. Department of Housing and Urban Development Housing Choice Vouchers (“HCV”) program administered by local public housing agencies (“PHAs”) in which we acquire and then rent single-family rental homes to families that are eligible. We target PHA’s with programs that help families move into high-opportunity neighborhoods with low poverty, high-performing schools, low crime and strong community resources. The goal of the HCV program is to promote better health and life satisfaction for these families. As of December 31, 2022, we owned 491 single-family rental properties through this program, the majority of which are located in Illinois and Maryland.
Environmental Considerations
Our environmental strategy is based on simplicity and transparency. Specifically, we endeavor to minimize our environmental impact by (1) reducing waste that is generated by our Company and sent to landfills, (2) purchasing, to the extent practicable, environmentally responsible products, and (3) reducing internal paper usage. As a firm with 75 employees as of April 1, 2023, 66 of whom are based in LEED certified buildings in New York, NY and Charlotte, NC, we believe that the Company's corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:

•A commitment to water efficiency and conservation through our utilization of hands-free faucets and water fill stations to limit water usage in most of or our locations.
•The Company's headquarters is in a LEED certified and Energy Star® labeled building and conveniently located near mass transportation, which enables our employees to access and utilize mass-transit options for their commute, while the Company's Charlotte, NC office is in a LEED certified building.
•To reduce energy usage, the Company uses Energy Star® certified desktops, monitors, and printers; and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.
•To reduce waste and promote a cleaner environment, we use green cleaning supplies, recycle electronics, ink cartridges, and packaging; minimize single use kitchen products; provide recycling containers to employees; and use water coolers.
•We have adopted eSignature capabilities to allow our employees and counterparties to electronically review and sign documents and we strongly encourage the electronic furnishing of our proxy statements to our stockholders.
Although we are unable to predict the rate at which climate change will progress, we recognize that the physical effects of climate change could have a material adverse effect on our operations. To the extent that climate change impacts changes in weather patterns, properties in which we hold a direct or indirect interest or which serve as collateral underlying our assets could experience severe weather, including, without limitation, hurricanes, tornadoes, severe winter storms, and flooding due to increases in storm intensity and rising sea levels, among other effects. Over time, these conditions could result in decreased property values which in turn could negatively affect the value of the assets we hold. Relatedly, geographical concentrations in our portfolio, including in the mortgages, mortgage securities, and investments in real properties we hold, may present certain vulnerabilities to the impacts of localized weather conditions resulting from climate change, such as increased coastal flooding or prolonged droughts in arid regions.
We also recognize increasing financial risks linked to climate change which could impact our portfolio and the availability of the assets we target for investment. With increasing attention and activism concerning the need to shift toward renewable energy sources as a result of climate change, it is possible that less capital will be allocated to originating our targeted assets or the terms for these assets may become less attractive to us in the future. Relatedly, to the extent that climate change impacts meteorological conditions potentially leading to damage and reductions in the value of our properties or the collateral underlying our assets, this may result in increased interest rates for mortgages paired with decreased adequate insurance coverage for the properties we choose to invest in or that underlie our assets.

We believe that the diversification of our portfolio, both geographically and across asset types, and the availability of insurance to borrowers, operating partners and us may provide some protection against certain events and may help to mitigate the impact of any single event. We continue to evaluate climate risk related data and technical advice received, which we believe will allow us to adjust to and address the risks posed by climate change and their short-and long-term implications, in a manner that is appropriate relative to the scale of our portfolio.
Corporate Governance

New York Mortgage Trust’s commitment to corporate responsibility means embedding it into all aspects of our business. We believe that good corporate governance provides a strong foundation for ESG and is essential to the long-term success of the Company. Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below.

Corporate Governance Highlights
•    Independent Audit, Compensation and Nominating & Corporate Governance Committees.
•    Chair of the Board of Directors is separate from the Chief Executive Officer.
•    Independent Lead Director.
•    Independent directors met in executive sessions of our Board of Directors on five separate occasions.
•    Annual election of all directors.
•    Majority voting standard in uncontested director elections, with a resignation policy for directors who do not receive majority support.
•    71% of our director nominees and 80% of our independent director nominees are diverse based on gender, race or ethnicity.
•    60% of our independent director nominees are women.
•    100% of our committee chairs are diverse based on gender, race or ethnicity.
•    Average tenure of our director nominees and our independent director nominees equals 7.7 and 6.8 years, respectively.
•    All three members of our Audit Committee qualify as “audit committee financial experts.”
•    Five of our seven director nominees are independent.
•    Stockholders, in addition to the Board of Directors, have the power to alter, amend or repeal our Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote on the proposed amendment.
•    No shareholder rights plan or “poison pill.”
•    Our Board of Directors has adopted a resolution exempting us from application of the Maryland Business Combination Act.
•    Our Bylaws provide that we are not subject to the Maryland Control Share Acquisition Act.
•    Directors and executive officers are subject to robust stock ownership guidelines.
•    Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.
•    "Double-trigger" vesting provisions in executive officer equity awards -- all of the equity awards made to our NEOs since 2020 will not accelerate or vest solely due to a change in control.

Our Board of Directors sets the tone for our Company and has implemented strong governance practices and features, as described throughout this proxy statement, and exercises general oversight of our Company directly at the Board level or through its standing committees, including our strategic direction, the performance of our executive officers, environmental, social and governance initiatives and risks, and our risk management processes. Our director nominees represent a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring or will bring diverse qualifications and experience and fresh perspectives to our Board’s deliberative processes.

Our commitment to addressing ESG includes management oversight and dedicated teams of professionals who collaborate with subject-matter experts throughout the business. Our Board of Directors allocates oversight of ESG matters generally amongst the full Board of Directors and our Board of Directors' three independent committees rather than delegating responsibility for oversight of all ESG matters to a single committee. By separating areas of focus and attention encompassed within ESG considerations, each of these committees and the full Board of Directors oversee areas of corporate responsibility within their respective areas of focus. For example, our full Board of Directors oversees strategic direction and portfolio construction, which considers elements of climate risk and social considerations, while the Audit Committee oversees, among other things, our risk assessment and risk management policy and processes, including those related to climate change and information security risk, and the Compensation Committee oversees, among other things, executive compensation risks and human capital risks associated with compensation. The Nominating & Corporate Governance Committee oversees our governance practices including, among other things:

•Our commitment to conducting our business in a manner that is fair, ethical and transparent, and responsible and compliant with all applicable laws and regulations.

•The regular review and, as appropriate, updating of key policy documents considering current regulations and best practices.

•Ensuring that, as part of our director nomination process, our Board of Directors seeks a broad range of perspectives and considers many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective directors.

90 Park Avenue
New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2023 Stockholder Meeting to Be Held on June 6, 2023.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2022, and our other proxy materials are available at: http://www.proxyvote.com.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held through a virtual web conference at www.virtualshareholdermeeting.com/NYMT2023 on Tuesday, June 6, 2023 at 9:00 a.m., Eastern Time, and at any adjournment and postponement thereof .

You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting the website listed above. You will need the 16-digit control number included in your proxy card, voting instruction form or any additional voting instructions accompanying these proxy materials to vote and submit questions during the Annual Meeting. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting, as time permits.

We mailed, through intermediaries, on or about April 27, 2023, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 14, 2023. As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (“2022 Annual Report”) on a website referred to in the Notice and as set forth above. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2022 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you must follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive office is 90 Park Avenue, New York, New York 10016. We maintain an Internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect the seven directors nominated and recommended by our Board of Directors, each to serve until the 2024 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) hold an advisory vote to approve named executive officer compensation (“Proposal No. 2”); (3) consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal No. 3”); and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares before and during the Annual Meeting until such time as the chairman declares the polls closed by visiting www.virtualshareholdermeeting.com/NYMT2023 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are admitted when the meeting starts.

Even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call (800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope. You may request a proxy card and postage-paid envelope from us as instructed in the Notice. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you. As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes.” A large number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. If your shares are held in this manner, your broker, trustee, bank or other nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or other nominee on how to vote your shares. If your shares are not directly registered in your own name and you plan to vote your shares during the Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card in advance of the Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, by rule, the organization that holds your shares may generally vote at its discretion on routine matters only. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Conversely, the election of directors is a non-routine matter for which specific instructions from beneficial owners is required and thus, broker non-votes may arise. Additionally, the Securities and Exchange Commission (“SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve named executive officer compensation. As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors or the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote on these matters. In order for your vote to be counted on these matters, please make sure that you provide specific voting instructions to your broker, bank or other nominee.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following actions:

•by notifying our Investor Relations in writing that you would like to revoke your proxy;
•by completing, at or before the Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or
•by attending the Annual Meeting and voting at www.virtualshareholdermeeting.com/NYMT2023. (Note, however, that your attendance at the Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares online at the Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on April 14, 2023 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on April 14, 2023 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date. As of the close of business on April 14, 2023, we had 91,180,096 shares of common stock outstanding.

The representation in person online or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you attend online and are entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If a quorum is not present, the chairman may adjourn the Annual Meeting to a date not more than 120 days after the record date without notice other than announcement at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, because this is considered an uncontested election under our bylaws, a nominee for director is elected to our Board of Directors if he or she receives a majority of the votes cast for his or her election, meaning the number of shares voted for such nominee’s election exceeds the number of shares voted against such nominee’s election. Abstentions and broker non-votes will not affect the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. If an incumbent director receives a greater number of votes against his or her election than votes for such election, such director shall tender his or her resignation as provided in our Director Resignation Policy. The Nominating & Corporate Governance Committee of our Board of Directors will then act as soon as reasonably practicable thereafter to determine whether to accept the director’s tendered resignation and will submit such recommendation for consideration by our Board of Directors. In considering whether to accept or reject the tendered resignation, the Nominating & Corporate Governance Committee and our Board of Directors will consider any factors they deem relevant or appropriate. There is no cumulative voting in the election of directors.

With respect to the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is necessary for approval, on an advisory basis, of our named executive officer compensation. Abstentions and broker non-votes will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on this matter at the Annual Meeting is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions will not count as votes cast on this proposal and thus will have no effect on the result of the vote. As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Pursuant to our charter, holders of shares of our common stock are not entitled to exercise appraisal rights under the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination. Our Board of Directors has made no such determination with respect to the business to be considered at the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The seven persons named below have been nominated to serve on our Board of Directors until the 2024 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Our Board of Directors is comprised of seven directors, five of whom are independent in accordance with our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”). Each nominee is currently a director of the Company and each such person has consented to stand for election at the Annual Meeting. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board of Directors Considerations in Recommending These Nominees

Our Board of Directors believes that the Board of Directors, as a whole, should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, the Nominating & Corporate Governance Committee of our Board of Directors, and our Board of Directors consider, among other things, a candidate’s experience, skills, accomplishments, background, age, diversity, willingness to serve and commitment to the Company, and then review those qualities in the context of the current composition of our Board of Directors and the evolving needs of our business. Because we are listed on the Nasdaq Global Select Market, we are required to have at least a majority of our directors qualify as “independent,” as such term is defined by the Nasdaq. The Nominating & Corporate Governance Committee identifies candidates for election to our Board of Directors, frequently with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks director nominees with strong reputations, experience, competence or expertise in areas relevant to the strategy and operations of our business, particularly in the finance, mortgage or real estate industries, or the proper and effective functioning of our Board of Directors. Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following: core management skills, such as strategic and financial planning, public company financial reporting, accounting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the individuals who have been nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
Steven R. Mumma	Chairman of the Board and Founder of Silver Moss Capital	2007	64
Jason T. Serrano	Chief Executive Officer of the Company	2019	48
Eugenia R. Cheng*	Managing Principal of Prospect Avenue Partners	2022	51
Michael B. Clement*	Professor of Accounting at the University of Texas at Austin and Visiting Professor of Business Administration at the Harvard Business School	2016	66
Audrey E. Greenberg*	Co-Founder and Chief Business Officer of The Center for Breakthrough Medicines	2021	50
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	63
Lisa A. Pendergast*	Executive Director of Commercial Real Estate Finance Council	2018	61

*	Our Board of Directors has affirmatively determined that these nominees currently are independent under the criteria described below in “Information on Our Board of Directors and Its Committees—Independence of Our Board of Directors” and “Information on Our Board of Directors and Its Committees—Board of Directors Leadership Structure.” Mr. Norcutt is our Lead Director.

Steven R. Mumma is the Chairman of our Board of Directors. Mr. Mumma has served as Chairman of our Board of Directors since March 2015 and served as our Executive Chairman from January 1, 2022 to December 31, 2022. Mr Mumma served as our Chief Executive Officer from February 2009 to December 31, 2021. Mr. Mumma was appointed President, a role he held until May 2016, and Co-Chief Executive Officer effective March 31, 2007 and served as Chief Financial Officer from November 2006 to October 2010. Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003. From 1981 to 2003, Mr. Mumma served in various financial and accounting roles for financial and accounting institutions. Mr. Mumma is also the Founder of Silver Moss Capital where he has provided financial consulting services since January 2023. Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board of Directors believes that Mr. Mumma’s significant operational, financial and accounting experience in, and knowledge of, the Company and the broader mortgage-backed securities industry, where he has worked for more than 30 years, make him a valuable member of our Board of Directors. As Chairman of our Board of Directors, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Jason T. Serrano is our Chief Executive Officer. Mr. Serrano has served as Chief Executive Officer since January 1, 2022, served as President of the Company from January 2019 to December 31, 2022 and has been a member of our Board of Directors since March 2019. Prior to joining the Company, Mr. Serrano was a Partner at Oak Hill Advisors, L.P. (“OHA”), an alternative investment management firm, from January 2014 to December 2018 and a Managing Director at OHA from April 2008 to December 2013. While at OHA, Mr. Serrano ran the mortgage investment business. Prior to joining OHA, Mr. Serrano served as a Principal at The Blackstone Group, where he led the structured finance investment team. Before Blackstone, he spent five years at Fortress Investment Group as Vice President, assisting in the management of $2 billion of distressed structured products and whole-loan portfolios. He also spent five years at Moody’s as a rating analyst for collateralized debt obligations and derivatives. He earned a bachelor of science degree from Oswego State University.

Our Board of Directors believes that Mr. Serrano’s experience with, and strategic insights into, managing, sourcing and creating multiple forms of single-family and multi-family credit assets, credit and market risks and financing matters and capital raising make him a valuable member of our Board of Directors. As Chief Executive Officer of the Company, Mr. Serrano serves as a critical link between management and our Board of Directors.

Eugenia R. Cheng has served as a member of our Board of Directors since June 2022. Ms. Cheng is currently Managing Principal of Prospect Avenue Partners, a position she has held since August 2019. From July 2014 to February 2019, Ms. Cheng was Managing Director, Global Investors Group, of USAA Real Estate Company. From March 2010 to March 2014, Ms. Cheng served as Managing Director, Marketing and Investor Relations, of Forum Partners. Prior to her employment at Forum Partners, Ms. Cheng was Managing Director and Chief Operating Officer of JT Partners LLC from October 2006 to August 2009. From 2002 to 2006, Ms. Cheng was a Portfolio Manager, Private Real Estate, at ABP Investments US (now APG Asset Management). Ms. Cheng was an Associate in Morgan Stanley & Co., Inc.’s investment banking division from 2000 to 2002. From 1993 to 1996, Ms. Cheng was a consultant with Arthur Andersen LLP’s real estate advisory services. Ms. Cheng holds a B.A. in Architectural Theory and Design from Princeton University and a J.D. and M.B.A. from New York University. Since October 2021, Ms. Cheng has also served on the board of directors, compensation committee and governance committee of Generation Income Properties, Inc., a publicly traded REIT focused on the net lease sector.

Our Board of Directors believes that Ms. Cheng's extensive operational experience in real estate-related capital raising, debt strategies, portfolio management and investor relations strengthens our Board of Directors’ collective qualifications, skills, experience and viewpoints and make her a valuable member of our Board of Directors.

Michael B. Clement has served as a member of our Board of Directors since June 2016. Mr. Clement is a Professor of Accounting at the University of Texas at Austin. Since first joining the faculty at the University of Texas at Austin in 1997, he has held various positions including department chair, professor, associate professor, and assistant professor. He is currently serving on the faculty of the Harvard Business School as a Visiting Professor of Business Administration. Mr. Clement was the Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was the Vice President of Capital Planning and Analysis from 1988 to 1991 and a Manager of the Audit Division from 1982 to 1986 at Citicorp. Prior to his employment at Citicorp, Mr. Clement was a Senior Assistant Accountant at Deloitte Haskins & Sells. Mr. Clement holds a B.B.A. in Accounting from Baruch College, an M.B.A. in Finance from the University of Chicago and a Ph.D. in Accounting from Stanford University. Mr. Clement currently serves on the Board and Audit Committee of multiple funds that comprise the Equitable complex of funds.

Our Board of Directors believes that Mr. Clement’s significant expertise in accounting and his prior experience working in the finance industry strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make him a valuable member of our Board of Directors.

Audrey E. Greenberg has served as a member of our Board of Directors since July 2021. Ms. Greenberg is Co-Founder and Chief Business Officer of The Center for Breakthrough Medicines, a contract development and manufacturing organization enabling the path to commercialization for cell and gene therapies, and Co-Founder of Discovery Labs, a 3 million square foot real estate life science portfolio. Before she co-founded The Center for Breakthrough Medicines and Discovery Labs in 2019, Ms. Greenberg was Senior Vice President of Exeter Property Group during 2018. Prior to her employment at Exeter Property Group, Ms. Greenberg was Interim Chief Financial Officer and Consultant at Pine Hill Group from 2016 to 2018. Ms. Greenberg was Chief Financial Officer of Statebridge Company from 2013 to 2015. In 2013, Ms. Greenberg was Chief Financial Officer of WJ Bradley. From 2010 to 2013, Ms. Greenberg was an independent consultant. From 2009 to 2010, Ms. Greenberg was Chief Financial Officer and Principal of CBRE Global Investors. From 2007 to 2009, Ms. Greenberg was Chief Financial Officer and Senior Vice President of ING Clarion Partners. Ms. Greenberg was Principal and Chief Financial Officer of Phoenix Realty Group from 2001 to 2004. Prior to joining Phoenix Realty Group, Ms. Greenberg served in various investment banking and accounting roles. Ms. Greenberg holds a B.S. in Business Administration from the University of Arizona and an M.B.A. from the Wharton School of the University of Pennsylvania.

Our Board of Directors believes that Ms. Greenberg’s extensive operating and financial experience in both private equity and real estate, as well as her current and previous leadership roles and diverse professional experience strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make her a valuable member of our Board of Directors.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004 and as our lead independent director since 2022. Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota. From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President – Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois. Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board of Directors believes that Mr. Norcutt’s operating, business and financial experience from his significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company, strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make him a valuable member of our Board of Directors.

Lisa A. Pendergast has served as a member of our Board of Directors since March 2018. Ms. Pendergast is currently Executive Director of Commercial Real Estate Finance Council, a trade organization with over 300 member companies and over 11,000 individual members that covers the commercial and multi-family real estate finance markets, a position she has held since September 2016. Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy and Risk division of Jefferies LLC from 2009 to June 2016. From 2001 to 2009, Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy division of RBS Greenwich Capital. Prior to her employment at RBS Greenwich Capital, Ms. Pendergast was Managing Director in the Financial Strategies Group at Prudential Securities from 1987 to 2000. Ms. Pendergast holds a B.A. in English Literature and Political Science from Marymount College of Fordham University.

Our Board of Directors believes that Ms. Pendergast’s extensive relevant experience in the commercial and residential real estate markets, as well as her significant expertise in commercial credit and structured finance, strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make her a valuable member of our Board of Directors.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), provides our stockholders with an advisory vote to approve our named executive officer compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

At our 2019 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our named executive officer compensation each year, consistent with the recommendation of our Board of Directors. After consideration of these results and our Board of Director’s recommendation, we elected to hold future advisory votes on named executive officer compensation each year until the next advisory vote on frequency occurs. We are required under the Dodd-Frank Act to hold an advisory vote on the frequency of the advisory votes to approve named executive officer compensation at least every six years.

At our 2022 Annual Meeting of Stockholders, approximately 97% of the votes cast for the advisory vote to approve our named executive officer compensation voted to approve such compensation. We believe that this voting result reflects a strong endorsement of the compensation of our named executive officers. The framework and design of our executive compensation program for 2022 was substantially similar to that of our executive compensation program for the preceding year, except that, among other things, the performance measure used to determine payouts under the quantitative component of our 2022 Annual Incentive Plan (as defined below) was adjusted to better align with our business strategy and we entered into new employment agreements with certain of our named executive officers that became effective during 2022.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our compensation program for 2022 was designed to align our management team’s interests with stockholders’ expectations of return on investment, motivate and reward our management team through compensation opportunities that align with annual performance and long-term value creation, strategic objectives and sound corporate governance practices, and attract and retain an experienced and effective management team while also maintaining an appropriate expense structure. Our Board of Directors believes that our current executive compensation program compensates our named executive officers in an appropriate manner in relation to the size and performance of the Company and properly aligns the interests of our named executive officers with those of our stockholders. We utilized the 2022 Annual Incentive Plan, a performance-based incentive compensation plan that serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our named executive officers (the “2022 Annual Incentive Plan”), for determining a significant portion of the compensation payable to our named executive officers in 2022.

During 2022, we also utilized the 2022 Long-Term Equity Incentive Program in our overall executive compensation structure. The 2022 Long-Term Equity Incentive Program promotes recruitment and retention of key employees and rewards employees for outperformance relative to our peers over the longer-term. Our 2022 Long-Term Equity Incentive Program provides for long-term equity awards that provide for a combination of performance share awards that can be earned on December 31, 2024 based on the achievement of certain relative total stockholder return hurdles over a three-year performance period and restricted stock unit awards subject to time-based vesting conditions that vest ratably over a three-year period.
See the information set forth under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Information” for more information on these elements of our named executive officer compensation program.

For these reasons, the Board of Directors strongly endorses our named executive officers compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Executive Compensation—Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2023 Annual Meeting of Stockholders.”

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL NO. 3: RATIFICATION, CONFIRMATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Grant Thornton has served as our independent registered public accounting firm since December 2009.

The Audit Committee annually reviews Grant Thornton’s independence and performance in deciding whether to retain Grant Thornton or engage a different independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•Grant Thornton's historical and recent performance on our audit;

•Grant Thornton's capability and expertise in handling the breadth and complexity of our business;

•The appropriateness of Grant Thornton's fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•Grant Thornton's independence and tenure as our auditor.

Based on this evaluation, the Audit Committee believes that Grant Thornton is independent and that it is in the best interests of our Company and our stockholders to retain Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If our stockholders do not ratify, confirm and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

We expect that a representative of Grant Thornton will attend the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification, confirmation and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance Highlights

Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below:

•Independent Audit, Compensation and Nominating & Corporate Governance Committees.

•Chair of the Board of Directors is separate from the Chief Executive Officer.

•Independent Lead Director.

•Independent directors met in executive sessions of our Board of Directors on five separate occasions.

•Annual election of all directors.

•Majority voting standard in uncontested director elections, with a resignation policy for directors who do not receive majority support.

•Five of our seven director nominees are independent.

•71% of our director nominees are diverse based on gender, race or ethnicity.

•60% of our independent director nominees are women.

•100% of our committee chairs are diverse based on gender, race or ethnicity.

•Average tenure of director nominees and our independent director nominees equals 7.7 and 6.8 years, respectively.

•All three members of our Audit Committee qualify as “audit committee financial experts.”

•Stockholders, in addition to the Board of Directors, have the power to alter, amend or repeal our Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote on the proposed amendment.

•No shareholder rights plan or “poison pill.”

•Our Board of Directors has adopted a resolution exempting us from application of the Maryland Business Combination Act.

•Our Bylaws provide that we are not subject to the Maryland Control Share Acquisition Act.

•Directors and executive officers are subject to robust stock ownership guidelines.

•Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.

•“Double-trigger” vesting provisions in executive officer equity awards -- all of the equity awards made to our NEOs since 2020 will not accelerate or vest solely due to a change in control.

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board of Directors in evaluating the independence of each of our directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board of Directors affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•A director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of the Company;

•A director who has accepted or who has an immediate family member, serving as an executive officer, who has accepted, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of the Company (but not an executive officer of the Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years;

•A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

Our Board of Directors will also consider a director’s charitable relationships when assessing director independence.

Under these criteria, our Board of Directors has determined that the following five members of our Board of Directors are independent: Eugenia R. Cheng, Michael B. Clement, Audrey E. Greenberg, Steven G. Norcutt, and Lisa A. Pendergast. Our Board of Directors is presently comprised of seven directors, including five independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are typically reported to our Board of Directors, concurrent with or at the meeting following such action. Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Clement (Chair) and Norcutt and Ms. Greenberg. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that each of Messrs. Clement and Norcutt and Ms. Greenberg is an “audit committee financial expert” as that term is defined in the SEC rules. For more information regarding the relevant experience of our audit committee financial experts, see each such individual's biography set forth under “Proposal No. 1: Election of Directors—Nominees for Election as Directors.” Mr. Clement also serves on the board and audit committee of multiple funds that comprise the Equitable complex of funds. Our Board of Directors considers the Equitable complex of funds to be one fund for purposes of the Audit Committee's charter.

The Audit Committee operates under a written charter adopted by our Board of Directors. The primary purpose and responsibilities of the Audit Committee include, among other things:

•assisting our Board of Directors in fulfilling its oversight responsibility relating to:

◦the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information provided by us;

◦our compliance with legal and regulatory requirements; and

◦the evaluation of risk assessment and risk management policies.

•overseeing the audit and other services of our independent registered public accounting firm, including the selection of the lead audit engagement partner, and being directly responsible for the appointment, replacement, evaluation, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who reports directly to the Audit Committee;

•monitoring non-audit services provided by the independent registered public accounting firm and the related fees for such services for purposes of determining the independence of the independent registered public accounting firm;

•fostering open communication, including meeting periodically with management, the internal auditor and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately;

•reviewing and discussing with management and the auditors our quarterly and annual financial statements and report on internal control and the independent registered public accounting firm’s assessment thereof; and

•reviewing and approving related party and conflict of interest transactions and preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meetings.

 The Audit Committee met eleven times during the year ended December 31, 2022 and met four times in executive session with our independent registered public accounting firm. For more information, please see “Audit Committee Report” herein.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Mses. Pendergast (Chair) and Cheng and Mr. Clement. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors” and the independence standards of the Nasdaq that apply to Compensation Committee members. The Compensation Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•administers our incentive compensation plans and equity-based compensation plans and programs;

•ensures that our Chief Executive Officer and other key members of management are compensated fairly and effectively in a manner consistent with our stated compensation strategy, competitive practice, applicable regulatory requirements and performance results;

•reviews and approves the employment or removal of any of our executive officers; and

•evaluates the relationship between our risk management policies and practices and our compensation policies and practices.

The Compensation Committee met eight times during the year ended December 31, 2022.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Mses. Greenberg (Chair) and Pendergast and Mr. Norcutt. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed under “—Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board of Directors;

•oversees the evaluation of our Board of Directors and management; and

•oversees compliance with our stock ownership guidelines for non-employee directors and our officers.

 The Nominating & Corporate Governance Committee met seven times during the year ended December 31, 2022.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors regularly meet in executive session that excludes members of the management team. During 2022, the independent directors of our Board of Directors met in executive session five times. Our Board of Directors has established a process by which the Lead Director will preside over meetings of our independent directors. Pursuant to this process, the Lead Director has the power to lead the meetings of our independent directors, set the agenda and determine the information to be provided. However, in practice, these meetings generally allow for each participant to raise such matters and discuss such business as that independent director deems necessary or desires. Stockholders and other interested persons may contact the Lead Director, who is independent, in writing by mail c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary. All such letters will be forwarded to the Lead Director. For more information on how to communicate with our other directors, see “—Communications with Our Board of Directors.”

Board of Directors Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board of Directors. Instead, the Board of Directors believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.

From March 30, 2015 through December 31, 2021, our Board of Directors combined the roles of Chair of our Board of Directors and Chief Executive Officer in Steven R. Mumma. In connection with the leadership succession plan that became effective on January 1, 2022, our Board of Directors elected to separate the roles of the Chief Executive Officer and Chair of our Board of Directors, with Mr. Mumma now serving as Chairman of our Board of Directors and Jason T. Serrano elevated to the role of Chief Executive Officer. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Board Chair be separated in order for the individuals elected to each position to focus on their primary role. As Chief Executive Officer, Mr. Serrano is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. Mumma, as Chairman of our Board of Directors, provides guidance to our Chief Executive Officer, including with respect to our ongoing investment decisions, risk management activities, and capital management strategies, presides over meetings of our full Board of Directors and, together with the Lead Director, sets the agenda for meetings of our Board of Directors.

Our Board of Directors adopted a policy that provides that in the event the Chair of our Board of Directors does not qualify as an independent director, our independent directors will select a Lead Director from among themselves. Mr. Steven G. Norcutt, an independent director of the Company since 2004, currently serves as our Lead Director, a role he was initially appointed to in June 2022. Our Lead Director's role exists, according to our Board's Lead Independent Director Policy, (i) to provide leadership to our Board of Directors when the Board Chair does not qualify as an independent director or the joint roles of Board Chair and Chief Executive Officer could potentially be in conflict; (ii) to ensure that our Board of Directors operates independently of management; and (iii) to provide our directors with an independent leadership contact. Pursuant to our Board's Lead Independent Director Policy, the Lead Director may call meetings of the independent directors.

 Our Lead Director's responsibilities, as set forth in our Board of Directors' Lead Director Policy, include:

•chairing executive sessions of the independent directors in order to give independent directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to the Chair of our Board of Directors and/or our Chief Executive Officer concerning the issues considered;

•reviewing and discussing with the Chair of our Board of Directors the matters to be included in the agenda for meetings of our Board of Directors;

•acting as liaison between our Board of Directors and the Chair of our Board of Directors and/or our Chief Executive Officer;

•establishing, in consultation with the Chair of our Board of Directors and our Chief Executive Officer, and with the Nominating & Corporate Governance Committee, procedures to govern and evaluate our Board of Directors’ work, to ensure, on behalf of stockholders, that our Board of Directors is (i) appropriately approving our corporate strategy and (ii) supervising management's progress against achieving that strategy; and

•ensuring the appropriate flow of information to our Board of Directors and reviewing the adequacy and timing of documentary materials in support of management's proposals.

We believe our leadership structure is appropriate because it provides for continuity of executive leadership while fostering the leadership succession plan that became effective on January 1, 2022. Further, we believe our leadership structure is appropriate because the independent Lead Director helps ensure the Board of Directors operates independently of management and provides our directors with an independent leadership contact.

Board Refreshment

The Nominating & Corporate Governance Committee believes it is important to have a mix of experienced directors with a deep understanding of our business and others who bring fresh perspectives. The Nominating & Corporate Governance Committee discusses board refreshment on an annual basis in concert with its assessment of Board size and composition to help ensure that the Board of Directors functions effectively given the size, diversity and complexity of our business and the range of business segments and markets in which we operate.

We recognize the value of nominating individuals who will bring a variety of diverse opinions, perspectives, skills, experiences, backgrounds and orientations to the Board of Directors' discussions and decision-making processes. An overriding principle is that all nominations to our Board of Directors should be based on merit, suitability of the candidate and the needs of our Board of Directors. Subject to those considerations, our Board of Directors recognizes the need to consider director candidates from different backgrounds. Our Corporate Governance Guidelines identifies diversity as one factor the Nominating & Corporate Governance Committee may consider when nominating a candidate for election to our Board of Directors. To that end, the Nominating & Corporate Governance Committee strives for diversity not just in terms of innate factors like gender, race, ethnicity, orientation and age, but also in the categories of background, experience, skills, accomplishments, personal qualities and specific traits that would contribute to our Board of Directors. As of March 1, 2023, four of the seven current members of our Board of Directors became directors of our Company during the past five years.

Board Diversity Matrix

The table below provides certain highlights of the composition of our current Board members as of April 20, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Matrix as of April 20, 2023

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	2	2
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographics Background

Service on Other Boards

Our Corporate Governance Guidelines provide that, while there is no limit on the number of public company boards on which a director may serve, if a director serves on more than three, his or her service on our Board of Directors shall be subject to our Board’s determination that such simultaneous service on such other boards will not impair his or her ability to effectively serve on our Board of Directors. As of April 1, 2023, none of our directors serve on more than two public company boards (including our Board of Directors). Our Board of Directors considers the Equitable complex of funds to be one public company for purposes of Mr. Clement's service on the board of the multiple funds that comprise the Equitable complex of funds.

Our Board of Directors’ Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2022. We maintain robust internal control processes and a strong internal control environment that is designed to identify, manage and mitigate material risks and to keep our Board of Directors and its committees informed with respect to risk management matters.

Our Board of Directors' role in risk oversight is consistent with our leadership structure generally. Our Board of Directors has oversight responsibility with regard to the assessment of the major risks inherent in our business and the measures we use to address and mitigate such risks, while our Chief Executive Officer and other members of our senior management team have responsibility for assessing and managing those risks on a day-to-day basis. In performing its oversight role, our Board of Directors believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it and that an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chief Executive Officer or other officers of the Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board of Directors’ decision-making.

While our Board of Directors is ultimately responsible for our risk oversight, the committees of our Board of Directors assist our Board of Directors in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. As part of its risk oversight process, our Board of Directors and its committees receive regular reports from members of senior management, outside auditors, internal audit firms, consultants and other subject matter experts on areas of material risk, including operational, information technology, cybersecurity, environmental, social and governance, financial, legal, regulatory and strategic, in order to review and understand risk identification, risk management and risk mitigation strategies. For example, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our financial and accounting risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to our processes and controls to assess, monitor, manage and mitigate potential significant risk exposures. In providing such oversight, the Audit Committee also discusses our processes and controls with our internal and independent auditors. The Compensation Committee likewise assists our Board of Directors in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us. The Nominating & Corporate Governance Committee assists our Board of Directors with oversight of risk management relating to corporate governance, Board organization and Board membership.
Our Board of Directors and management also have responsibility for oversight of risk management pertaining to environmental, social and governance issues, including human capital issues. Our management team has responsibility for developing, implementing and monitoring our corporate social responsibility and environmental sustainability initiatives and identifying, monitoring and reporting material ESG and human capital risks to our Board of Directors. Our Board of Directors, both directly and indirectly through its committees, has oversight responsibility of our identification, monitoring and management of material ESG and human capital risks.

Hedging, Pledging and Certain Other Transactions

We believe it is improper and inappropriate for any of our or our subsidiaries' directors, officers or employees to engage in (i) transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of our equity securities, (ii) short-term speculative transactions involving our equity securities or (iii) pledging our equity securities as collateral.
Our robust anti-hedging and anti-pledging policy contained within our Insider Trading Policy (the “Anti-Hedging and Anti-Pledging Policy”) prohibits such individuals from:
•Trading in our securities on a short-term basis.

•Purchasing our securities on margin or using our securities as collateral for margin loans.

•Engaging in short sales and sales against the box.

•Hedging or monetization transactions, including, but not limited to, prepaid variable forward contracts, trading in puts, calls and straddles on our securities, as well as derivatives such as swaps, collars, forwards and exchange funds.

•Pledging our equity securities as collateral; and

•Placing standing or limit orders on our securities (except under approved Rule 10b5-1 plans).

This policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under our equity incentive plan.
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are both available on our website at www.nymtrust.com, under the “Corporate Governance” section of the website.

Whistleblower Policy

Pursuant to our Code of Business Conduct and Ethics, our employees are encouraged to openly and honestly talk to the Chair of the Audit Committee, any other non-management member of our Board of Directors, supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. We also maintain a whistleblower policy that is posted on our website under the name “Procedures for the Submission, Receipt and Handling of Concerns and Complaints Regarding Internal Controls, Auditing and Compliance Matters” that describes how employees can report any concerns or suspected violations of the Company’s and its affiliates’ respective compliance, accounting, auditing and internal controls practices and procedures to our Corporate Secretary, or in certain cases, directly to the chair of the Audit Committee. Reporting under the whistleblower policy may be done on an anonymous basis. We also have established an independent “hotline” telephone service that may be used by employees who wish to report concerns or suspected violations, on an anonymous basis or otherwise. We prohibit retaliation against employees who report a compliance concern in good faith. Under the whistleblower policy, anyone found responsible for retaliating against an employee who reported a compliance concern in good faith will be subject to disciplinary action, up to and including dismissal.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com under the “Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request in writing to New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Investor Relations. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines. The Nominating & Corporate Governance Committee identifies director candidates based on recommendations from directors, stockholders, management and others.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2024 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “—Stockholder Proposals for Our 2024 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board of Directors and the evolving needs of our business. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board of Directors’ needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Board of Directors and the Nominating & Corporate Governance Committee strive to nominate directors with a variety of complementary skills and experience so that, as a group, our Board of Directors will possess the appropriate talent, skills and expertise to oversee our business. Both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, race, ethnicity, age and background, among others) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

     We provide a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary. We do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2024 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2024 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2024 Annual Meeting of Stockholders must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 29, 2023 for inclusion in our proxy statement and the form of proxy relating to our 2024 Annual Meeting of Stockholders. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 29, 2023 for inclusion in our proxy materials for our 2024 Annual Meeting of Stockholders.

    Stockholder proposals (other than proposals submitted for inclusion in our proxy statement as described in the preceding paragraph) and nominations may be included in the agenda for the 2024 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our current bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, not earlier than November 29, 2023, and not later than December 29, 2023. Any such nomination or proposal must include the information and other materials required by our bylaws. Additionally, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 11 meetings, including quarterly meetings, during 2022. All directors who were members of our Board of Directors for the year ended December 31, 2022 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2022.

We have a policy that directors attend the Annual Meeting of Stockholders. All of our directors attended the 2022 Annual Meeting of Stockholders.

Board Evaluation Policy

Pursuant to our Corporate Governance Guidelines and the charters of our Audit, Compensation and Nominating & Corporate Governance Committees, our Board of Directors and each of these committees conduct an annual self-assessment to determine whether our Board of Directors and its committees are functioning effectively. These self-assessments, which are overseen by the Nominating & Corporate Governance Committee, are typically conducted in an open discussion format that addresses specific areas of focus around fiscal year end, with the results of the self-assessments considered again when the Nominating & Corporate Governance Committee commences its discussions during the following year with regard to Board and committee composition. Our full Board of Directors typically participates in the committee self-assessments as well. The Board self-assessment focuses on a number of areas, including:

•Board composition and leadership;

•The format and quality of meetings and materials provided to the Board of Directors;

•Board responsibilities;

•Relationship and communications with management; and

•Committee structure, composition and responsibilities.

Areas in which the recent Board and committee self-assessments have led to further focus and enhancement include improved organization of board materials and reformatting of board and committee meetings to allow for greater efficiency and effectiveness.

Succession Planning

Our Board of Directors understands the importance of succession planning. Pursuant to our Corporate Governance Guidelines, our Board of Directors, along with the Nominating & Corporate Governance Committee and our Chief Executive Officer, on at least an annual basis, analyze the current management team, identify possible successors to senior management, and maintain a succession plan, including succession in the event of an emergency relating to, or retirement of, the chief executive officer.

Information Security

We continue to monitor our information security procedures and risk management systems and to implement initiatives aimed at improving our security measures. Key components of our information security include:

•Internalization of Information Security Management. In 2020, our information security management was enhanced through the internalization of information security oversight by the hiring of a full time Vice President of Information Technology. This position oversees all of our information security initiatives, assesses risks and provides solution plans, identifies opportunities for the implementation of additional security procedures and provides training to our employees and executives.

•Third-Party Consultant. We engage a third-party information security consultant to assist in managing our risk posture. This consultant conducts periodic tests and analyses of our defensive and detective information security controls, including annual penetration tests and risk assessments as well as weekly vulnerability scans and assessments. The consultant also provides live, interactive annual information security training to our employees and monitors the effectiveness of such training through quarterly phishing campaigns.

•Current Plans and Procedures. The Company has implemented an incident response plan (the “IRP”) and a Business Continuity Plan. The IRP establishes the organization, actions and procedures for recognizing and responding to any information security incident; quickly and efficiently assessing any incident; notifying the appropriate individuals, regulators and/or organizations about any incident; organizing the Company’s response activities; escalating the Company’s response efforts based on the severity of the incident; and supporting the business recovery efforts made in the aftermath of any incident. The IRP is designed to minimize the operational and financial impacts of an information security incident and will be activated when a local incident responder determines that an incident has occurred. Similarly, our Business Continuity Plan provides specific details on information security incident response and subsequent business recovery actions.

•Risk Identification and Mitigation. The Company identifies and mitigates information security risks using the National Institute of Standards and Technology Cybersecurity Framework (the “NIST Framework”). Pursuant to the NIST Framework, the Company identifies potential risks through various software programs which perform asset and patch management; monitor desktops, laptops and servers; map networks and inventories in real-time; and audit file servers. The Company believes that it protects itself from potential risks through the implementation of software programs which provide single sign-on, multi-factor identification, content filtering, disk encryption, weekly patches and inside threat protection, among other protective measures. The Company uses a suite of software programs to detect information security events and will respond to information security events in accordance with the IRP and Business Continuity Plan. Additionally, the Company believes that it has taken proactive steps to recover from any information security event by implementing a Disaster Recovery Plan.

•Insurance. We maintain a customary information security risk insurance policy. There have been no claims made on the insurance policy and we are not currently aware of any risks or other facts that would cause a claim to be filed on this insurance policy.

•Implemented Programs for a Hybrid Work Environment. To maintain top information security standards in a hybrid work environment, we implemented multiple initiatives relating to mobile device management, cloud storage services, endpoint protection, and identity and access management, among other initiatives. For example, we have implemented a cloud-based service that focuses on mobile device management and mobile application management, as well as data classification and file server data loss protection measures. We have further implemented endpoint protection and endpoint detection and response which provides real time visibility that identifies unauthorized systems and applications and have implemented an audit trail for user login activity, login tokens and geo-locked user logins.

•Continued Monitoring. Our information security procedures continue to evolve as information security risks and considerations change over time. In the last year, we began implementing additional information security safeguards including, but not limited to: (1) an enterprise-grade, privileged access-management solution; (2) an IT platform aimed at reducing the time to investigate security and operational issues; (3) configuring trusted devices so that they are whitelisted for access into our environment and (4) providing enhanced cybersecurity training for members of our Board of Directors.

Our Board of Directors exercises oversight of information security risk primarily through the Audit Committee, which is comprised of three independent directors. Management provides information security updates twice a year to our Board of Directors or Audit Committee on relevant information security issues. These information security updates are typically provided by our Vice President of Information Technology. We have not experienced any cybersecurity or information security breaches since the Company’s inception and, accordingly, have not incurred any expenses due to information security breach penalties or settlements since the Company’s inception.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions during 2022.

Related Person Transaction Policy

Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our Secretary, together with outside legal counsel, would then assess whether the proposed transaction is a “related person transaction” and, if so, communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, amendment or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Indemnification Agreements

As previously disclosed, in connection with a review and update of our Bylaws on April 20, 2020, which included, among other things, updates to the indemnification provisions and a provision that permits stockholders, in addition to our Board of Directors, to alter or repeal any provisions of our Bylaws, our Board of Directors determined to also have our directors and executive officers enter into indemnification agreements with us. Since that time, we have entered into indemnification agreements with each of our directors and executive officers (each an “Indemnitee”). Each such indemnification agreement provides, among other things, for indemnification, to the maximum extent permitted by Maryland law, against liabilities arising out of the Indemnitees’ performance of their duties to the Company. The indemnification agreements provide for advancement of expenses and certain limits on each indemnitee’s right to indemnification. No amounts have been paid by us to these individuals pursuant to the indemnification agreements.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2022, our non-employee directors generally received a combination of a cash retainer of $30,000 per quarter and a grant of common stock having a value of approximately $120,000 on the applicable day of grant, which typically occurs on or about the date of our annual meeting of stockholders. Under our director compensation program, an independent director has the option to elect to receive all or any portion of the value of his or her cash retainer in shares of common stock. During 2022, our then-Executive Chairman and our Chief Executive Officer and President only received compensation for their services as our officers and received no additional compensation for their service on our Board of Directors. Effective January 1, 2023, the Chairman of our Board of Directors was no longer an executive officer of our Company and, as such, is being compensated in a manner similar to the compensation paid to our independent directors for the fiscal year ending December 31, 2023. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees thereof.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash		Stock Awards and Fees Earned or Paid in Common Stock (1)		Total
Eugenia R. Cheng (3)	$60,000		$120,000	(2)	$180,000
Michael B. Clement	$180,000	(4)	$120,000	(2)	$300,000
Audrey E. Greenberg	$120,000		$120,000	(2)	$240,000
Steven G. Norcutt	$120,000		$120,000	(2)	$240,000
Lisa A. Pendergast (5)	$60,000		$120,000	(2)	$180,000
David R. Bock (6)	$60,000		$—		$60,000
Alan L. Hainey (6)	$60,000		$—		$60,000

(1)All of the shares issued to our non-management directors were non-forfeitable as of the date of grant and were issued under the 2017 Stock Plan (as defined in “Executive Compensation—Certain Defined Terms”). The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB Accounting Standards Codification ("ASC") Topic 718. None of our non-management directors held any unvested equity or equity-based awards as of December 31, 2022.
(2)Represents the June 2022 stock award of 9,646 shares of common stock per director. The number of shares of common stock described in this note have been adjusted to reflect our one-for-four reverse stock split effected on March 9, 2023.
(3)Ms. Cheng was elected as a director in June 2022 and was paid cash fees for the final two quarters of 2022 in addition to the annual stock award issued in June 2022 and described in the immediately preceding footnote.
(4)Mr. Clement elected to receive 100% of his quarterly cash retainer for the period July 1, 2022 through June 30, 2023 in shares of our common stock, all of which was issued at the time of the June 2022 stock awards. As such, the amount reported in this column includes (i) $60,000 related to quarterly retainer amounts paid to Mr. Clement in cash with respect to the first two quarters of 2022 and (ii) $120,000 reflecting the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the stock award Mr. Clement elected to receive in lieu of the cash retainer for the four quarters beginning July 1, 2022.
(5)Ms. Pendergast elected to receive 100% of her quarterly cash retainer for the period July 1, 2021 through June 30, 2022 in shares of our common stock, all of which was issued at the time of the June 2021 stock awards. The value associated with such stock award was reported in the Director Compensation Table included in our proxy statement for the fiscal year ended December 31, 2021. As such, the amounts reported herein for Ms. Pendergast do not include the value of such award in lieu of the cash retainer for the applicable period.
(6)Each of Messrs. Bock and Hainey concluded their service as members of our Board of Directors at the end of their term on June 6, 2022. Fees paid reflect a cash retainer payment for their services for the first two quarters of 2022.

Non-Employee Director Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our directors helps to align the interests of our directors with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Director Stock Ownership Guidelines approved by our Board of Directors, non-employee directors are required to hold our common stock with a value equivalent to three times their annual cash retainer, or $360,000. The value of qualifying shares held by a director is calculated as the sum of the gross purchase price (in the case of open market purchases) and grant date fair value (in the case of equity awards) of qualifying shares. Our non-employee directors have from the later of five years from the adoption of the Director Stock Ownership Guidelines or the fifth anniversary of the date of the director’s commencement of service on our Board of Directors to comply. At any time that a director is not in compliance with these guidelines, such director will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares or an award of common stock. As of the date of this proxy statement, all non-employee directors have either exceeded their ownership requirement or remain within the five-year compliance period. For more information on the share ownership of our non-employee directors, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board of Directors’ discretion.

Name	Age	Position
Jason T. Serrano	48	Chief Executive Officer
Nicholas Mah	41	President
Kristine R. Nario-Eng	43	Chief Financial Officer and Secretary

For information on Mr. Serrano, please see his biographical description provided above under the caption “Proposal No. 1: Election of Directors—Nominees for Election as Directors.”

Nicholas Mah is our President, a position he was named to effective January 1, 2023. Prior to being named our President, Mr. Mah was a Managing Director of the Company, where he was responsible for the Company's portfolio management and trading of mortgage securities and whole loans since July 2018. Prior to joining the Company, Mr. Mah was a Portfolio Manager and Managing Director at Oak Hill Advisors, L.P. (“OHA”), where he was one of the founding members of OHA’s mortgage business. Over the course of his tenure at OHA, he had responsibilities encompassing portfolio management, trading and financing of residential mortgage securities and whole loans. Prior to joining OHA in 2008, Mr. Mah worked at The Blackstone Group and Fortress Investment Group, where he was involved in asset management, investment analysis and trading across a variety of distressed securitized product sectors. He earned a Bachelor of Science degree from Carnegie Mellon University, where he graduated with University Honors.

Kristine R. Nario-Eng is our Chief Financial Officer and Secretary. Ms. Nario-Eng was named Chief Financial Officer of the Company effective May 14, 2014. Ms. Nario-Eng previously served as the Company’s Controller, a position she held since joining the Company in November 2012. Prior to joining the Company, Ms. Nario-Eng was an Assistant Vice President at Deutsche Bank AG (and certain of its affiliates) from August 2010 to November 2012, where she held positions in financial control and accounting services. Prior to joining Deutsche Bank AG, Ms. Nario-Eng was employed at Grant Thornton LLP from October 2005 to August 2010, where she gained experience in managing and supervising financial statement audits of privately- and publicly-held companies in various industries, including hedge funds, broker-dealers, private equity companies and REITs. Ms. Nario-Eng is a Certified Public Accountant (inactive) and graduated Cum Laude from the University of Santo Thomas, Manila, Philippines.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of April 14, 2023, regarding our common stock owned of record or known by us to be owned beneficially by each person owning more than five percent of our common stock, each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group. As of April 14, 2023, we had 91,180,096 shares of common stock outstanding. Except as noted below, each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person and the address for each individual listed below is: c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class
BlackRock, Inc. (2)	16,341,185		17.9%
The Vanguard Group (3)	6,241,935		6.8%
Steven R. Mumma	452,587	(4)	*
Jason T. Serrano	236,571	(5)	*
Nicholas Mah	153,010	(6)	*
Kristine R. Nario-Eng	107,616	(7)	*
Nathan R. Reese	79,216	(8)	*
Steven G. Norcutt	67,735		*
Michael B. Clement	52,216		*
Lisa A. Pendergast	42,532		*
Audrey E. Greenberg	16,269		*
Eugenia R. Cheng	9,646		*
All directors, nominees and executive officers as a group (9 persons)	1,138,182		1.2%

*	Represents less than one percent of our issued and outstanding shares.
(1)
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after April 14, 2023, including any shares which could be purchased by the exercise of options at or within 60 days after April 14, 2023. The amounts reported reflect our one-for-four reverse stock split effected on March 9, 2023.

(2)
Information based on a Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The reporting person has sole voting power over 16,144,547 shares of common stock and sole dispositive power over 16,341,185 shares of common stock. The reporting person has shared voting power and shared dispositive power over zero shares.

(3)
Information based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The reporting person has sole voting power over zero shares of common stock and sole dispositive power over 6,094,464 shares of common stock. The reporting person has shared voting power over 62,518 shares of common stock and shared dispositive power over 147,471 shares of common stock.

(4)	The number of shares of common stock excludes 81,300 unvested performance stock units, which represents the target amount of performance stock units granted to Mr. Mumma in 2021.
(5)
The number of shares of common stock excludes 138,471 unvested restricted stock units and 295,482 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Serrano in 2021, 2022 and 2023.

(6)
The number of shares of common stock excludes 95,703 unvested restricted stock units and 199,832 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Mah in 2021, 2022 and 2023.

(7)
The number of shares of common stock excludes 41,931 unvested restricted stock units and 94,552 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Ms. Nario-Eng in 2021, 2022 and 2023.

(8)
The number of shares of common stock excludes 11,230 unvested restricted stock units and 44,984 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Reese in 2021 and 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are a real estate investment trust, or REIT, for U.S. federal income tax purposes, in the business of acquiring, investing in, financing and managing primarily mortgage-related single-family and multi-family residential assets. Our targeted investments include (i) residential loans, including business purpose loans, (ii) structured multi-family property investments such as preferred equity in, and mezzanine loans to, owners of multi-family properties, (iii) non-Agency RMBS, (iv) Agency RMBS, (v) CMBS, (vi) single-family rental properties and (vii) certain other mortgage-, residential housing- and credit-related assets and strategic investments in companies from which we purchase, or may in the future purchase, our targeted assets. Our hybrid investment strategy and the mortgage REIT industry in which we operate require that we maintain a highly qualified executive management team with strong operational skills.

The information set forth under this Compensation Discussion and Analysis (“CD&A”) section describes the executive compensation program that was in place for 2022 for our then-Executive Chairman (Steven R. Mumma), our Chief Executive Officer and President (Jason T. Serrano), our Chief Financial Officer (Kristine R. Nario-Eng) and our former Chief Operating Officer and Secretary (Nathan R. Reese), who ceased serving in that position in April 2023 (collectively, our NEOs). We had no other NEOs in 2022. As previously announced, effective on January 1, 2022, Mr. Serrano became our Chief Executive Officer and President and Mr. Mumma was named our Executive Chairman. See "Leadership Succession" below. Reference herein to our Chief Executive Officer for 2021 and prior years refer to Mr. Mumma, while references to our Chief Executive Officer for 2022 refer to Mr. Serrano, unless otherwise indicated.

This CD&A explains the overall objectives, elements and policies underlying our named executive officer compensation program for 2022. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

NEO Compensation Program Objectives for 2022

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•aligning our management team’s interests with stockholders’ expectations of return on investment;

•motivating and rewarding our management team through compensation opportunities that align with annual performance and long-term value creation, strategic objectives and sound corporate governance practices; and

•attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our 2022 NEO Compensation Program

As discussed in more detail herein, our 2022 NEO compensation program is comprised of the following primary compensation elements:

•base salary, which is fixed annually and compensates individuals for daily performance;

•annual incentive compensation that is based on achievement of certain corporate and individual performance objectives under the 2022 Annual Incentive Plan (defined below) and payable in cash and shares of restricted stock that vest ratably over three years from the date of grant; and

•long-term incentive awards comprised of a combination of performance shares that may become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles at the end of a three-year performance period and restricted stock units that vest ratably over three years.

Management’s Assessment of our Performance in 2022

Over the past three years, mortgage REITs have experienced significant volatility in their markets, starting first with the significant market disruption in March 2020 related to the COVID-19 pandemic, followed by the robust economic recovery from that downturn that was countered by the rising interest rate environment and related volatility that has prevailed throughout most of 2022. Since the most economically and operationally disruptive period of the COVID-19 pandemic in the first half of 2020, we have endeavored to build out a low-levered, higher-yielding portfolio of credit sensitive single-family and multi-family assets through proprietary sourcing channels and reduce our exposure to investment securities, while maintaining a deliberate and patient approach to enhance liquidity and strengthen our balance sheet to put us in a position to capture superior market opportunities. Building scale in the portfolio and momentum in investment activity has proven challenging throughout much of the period since the March 2020 market disruption, with initial challenges driven in large part by robust demand for credit assets and elevated prepayment and redemption levels. Market opportunities in our areas of investment focus did become more abundant from the fourth quarter of 2021 through May of 2022, allowing us to expand our total investment portfolio to approximately $4.6 billion as of June 30, 2022, up from $3.6 billion as of December 31, 2021. However, the improved investment environment was short-lived, as the Federal Reserve's actions to increase the federal funds target rate by 425 basis points during 2022 in an effort to curtail inflation created extreme interest rate volatility and credit spread widening, which caused us to significantly curtail our investment activity and pipeline late in the second quarter of 2022. Despite the difficult conditions that surfaced in 2022 causing price declines for many of the residential credit assets in our portfolio, we believe our patient approach and focus on balance sheet enhancements significantly mitigated the negative impacts to the Company's adjusted book value per share.

Our key financial results and operational initiatives in 2022 are listed below. Note that share and per share amounts reflect our one-for-four reverse stock split effected on March 9, 2023.

•annual total stockholder return (common stock price change plus dividends) of (20.43)% which ranked ninth out of 20 mortgage REITs in our identified performance peer group (including us);

•annual total economic return (change in GAAP book value per common share plus common share dividends) was (20.9)%;

•annual total adjusted economic return (change in adjusted book value per common share, a supplement non-GAAP financial measure, plus common share dividends) was (7.4)%;

•reported net loss attributable to common stockholders of $340.6 million, or $3.61 per share (basic), for the year ended December 31, 2022, and undepreciated loss of $261.6 million, or $2.77 per share;

•funded the acquisition or origination of $2.1 billion of investments, including $1.7 billion of residential loans, $228.0 million of new structured multi-family investments and $112.9 million of single-family rental properties;

•completed four securitizations of business purpose, performing and re-performing residential loans, resulting in approximately $970.0 million in net proceeds, of which approximately $793.6 million was utilized to repay related outstanding repurchase agreement financing;

•obtained approximately $1.6 billion of financing for residential loans through recourse and non-recourse repurchase agreements with new and existing counterparties;

•repurchased 4.2 million shares of common stock pursuant to a stock repurchase program for approximately $44.4 million at an average repurchase price of $10.68 per share; and

•continued to improve our IT security infrastructure and governance.

Highlights of Our NEO Compensation for 2022

The following is a summary of the highlights of our NEO compensation for 2022:

•total compensation for our NEOs in 2022 was $9.4 million, a decrease of approximately 30% from 2021 levels, with the decrease largely due to the transition of Mr. Mumma from Chief Executive Officer to Executive Chairman. Approximately 58% of the total compensation awarded to our NEOs in 2022 is subject to time-based or performance-based conditions;

•base salary represented 24% of total compensation for our NEOs, including 2022 Long-Term EIP awards, and just 17% of our Chief Executive Officer's total compensation in 2022; and

•approximately 57% of the total compensation for our NEOs in 2022, including 2022 Long-Term EIP awards, was issued pursuant to a performance-based incentive plan, while 65% of our Chief Executive Officer's total compensation in 2022 was issued pursuant to a performance-based incentive plan.

Certain Defined Terms

The following defines certain of the commonly used terms in this “Executive Compensation” section:

•“2017 Stock Plan” refers to the equity incentive plan initially approved by our stockholders at the 2017 Annual Meeting of Stockholders of the Company, as amended, pursuant to which we may grant equity compensation awards;

•“2020 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2020 of performance stock units ("PSUs") that became earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2020 and ended on December 31, 2022 and restricted stock units ("RSUs") subject to time-based vesting conditions that vest ratably on January 1, 2021, 2022 and 2023;

•“2021 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2021 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2021 and ends on December 31, 2023 and RSUs subject to time-based vesting conditions that vest ratably on January 1, 2022, 2023 and 2024;

•“2022 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2022 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2022 and ends on December 31, 2024 and RSUs subject to time-based vesting conditions that vest ratably on January 1, 2023, 2024 and 2025;

•“2023 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2023 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2023 and ends on December 31, 2025 and RSUs subject to time-based vesting conditions that vest ratably on January 1, 2024, 2025 and 2026;

•“2020 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2020; and

•“2021 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2021.

•“2022 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2022.

•“2023 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2023.

Employee Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our executive officers helps to align the interests of our officers with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Employee Stock Ownership Guidelines approved by our Board of Directors, our Chief Executive Officer and our President is required to own shares of our common stock having a value equal to at least five and four times, respectively, their base salary, while our other executive officers are required to own shares of our common stock having a value equal to at least two times their base salary and have from the later of five years from the adoption of these guidelines for a specified executive or the fifth anniversary of such executive officer’s appointment to such position to comply. The value of qualifying shares held by an executive officer is calculated as the sum of the gross purchase price (in the case of open market purchases) and grant date fair value (in the case of equity awards) of qualifying shares. At any time that our executive officers are not in compliance with these guidelines, he or she will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares of common stock or other equity awards. As of the date of this proxy statement, each of our executive officer's stock ownership complies, or is within the five-year window to satisfy compliance, with our Employee Stock Ownership Guidelines.

For more information on the share ownership of our executive officers, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to our Board of Directors, on an annual basis, director and officer compensation plans, policies and programs, including determining salaries, annual cash incentive awards, long-term equity awards, restricted stock awards, employment, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees.

Role of Our Independent Compensation Consultant

The Compensation Committee first engaged Pearl Meyer in the fall of 2019 to serve as its independent compensation consultant on executive and director compensation matters for 2020. The Compensation Committee has continued to utilize Pearl Meyer as its independent compensation consultant each year since 2019. In the fall of 2021, Pearl Meyer performed a market pay analysis of our NEOs versus industry peers and a review of the design of our 2022 compensation programs for our executives, including as it relates to the leadership transition described under the caption "Leadership Succession." Accordingly, Pearl Meyer provided advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation for our 2022 compensation programs, attended meetings of the Compensation Committee and participated in executive sessions without members of management present. Pearl Meyer reported directly to the Compensation Committee. The Compensation Committee has reviewed, on at least an annual basis, Pearl Meyer’s performance and provided Pearl Meyer with direct feedback during its engagement.

The Compensation Committee recognizes that it is essential to receive objective advice from its compensation advisers. To that end, the Compensation Committee assessed the independence of Pearl Meyer pursuant to the Compensation Committee’s charter and SEC rules and concluded that Pearl Meyer is and continues to be independent. In addition, the Compensation Committee concluded that Pearl Meyer's work for the Compensation Committee has not raised any conflicts of interest.

Overview of Certain Pearl Meyer Recommendations for 2022

For 2022, Pearl Meyer recommended no significant market adjustments to the design and structure of our executive compensation program utilized in 2021, although it did recommend an adjustment to Mr. Serrano's base salary in connection with his promotion to Chief Executive Officer. With the exception of a change to the calculation of the sole performance measure under the Quantitative Component of our 2022 Annual Incentive Plan, which Pearl Meyer concurred with, the plan design and framework for our 2022 executive compensation program is substantially in the form of our 2021 executive compensation programs. The change to Mr. Serrano's base salary and the 2022 Annual Incentive Plan are defined in more detail under the captions "Base Salary" and "Annual Incentive Compensation" respectively.

Process for Setting Executive Compensation

Overview

The Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. The Compensation Committee reviews on an individual basis the performance of our NEOs and, with respect to the compensation of our NEOs who are not the Chief Executive Officer, it also considers the recommendations of our Chief Executive Officer.

The Compensation Committee generally reviews compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and projected ranges for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and each NEOs’ actual performance, at which time it typically makes determinations with respect to annual cash and equity incentive compensation. With respect to long-term equity incentive awards, the Compensation Committee intends to make award determinations close to the beginning of the performance period of the applicable award. In situations where we hire or promote a new NEO during the fiscal year, the Compensation Committee may make base salary and incentive compensation determinations in close proximity to the NEO's hiring or promotion date. The Compensation Committee may also adjust or modify awards subsequent to the initial grant date to give effect to changes to base salary that may occur during any given year.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of our NEOs. As part of its annual review of the compensation of our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year and in relation to actual market conditions, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within a peer group of companies selected by the Compensation Committee with the assistance of our independent compensation consultant, our financial performance and financial condition on an absolute and relative basis, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

As discussed below in “—Compensation Benchmarking and Use of Peer Groups,” we do not directly link the compensation of our NEOs to any specific target market percentile. However, the Compensation Committee recognizes that because a portion of our NEOs' total compensation is driven by a formulaic and objective process under both our annual incentive plans and long-term equity incentive programs, there may be instances when these performance-based plans fail to achieve the plan's objective. In these cases, the Compensation Committee may utilize the discretion, if any, afforded to it under these plans to adjust, by means of an equity grant, discretionary cash bonus or combination thereof, the incentive compensation outcomes predicated by the formulaic approach provided by these plans.

The Compensation Committee also reviews and makes recommendations to our Board of Directors annually with respect to the compensation of our non-management directors. In setting director compensation, our Board of Directors generally considers the compensation practices and levels for directors paid by a peer group selected by the Compensation Committee and by other mortgage REITs, as well as the expected time commitment from the non-management directors in such year.

Compensation Benchmarking and Use of Peer Groups

In 2019, the Compensation Committee engaged an independent compensation consultant, FPL Associates, L.P. ("FPL"), in part, to benchmark the compensation levels and practices relating to our NEOs and other officers against a larger sample size of industry-based compensation levels and practices. With the assistance of FPL, the Compensation Committee conducted a benchmarking analysis for 2019 with respect to the compensation levels and practices of our NEOs. In the fall of 2019, Pearl Meyer was engaged to benchmark base salaries, total annual compensation (i.e., salary + compensation paid under our annual incentive plan) and total direct compensation (i.e., base salary + compensation paid under our annual incentive plan + target payouts under our Long-Term EIPs). In the fall of 2021, in preparation for a leadership transition, the Compensation Committee engaged Pearl Meyer to conduct a market pay analysis for our NEOs compared to the NEOs of our peer group and to recommend changes, as necessary, to maintain or improve competitiveness for talent. While it is the Compensation Committee’s goal to provide compensation opportunities that are responsive to both individual and corporate-level performance and that are competitive within industry standards, the Compensation Committee has not established a policy of directly linking compensation for our NEOs to any specific target market percentile for NEO pay levels. The Compensation Committee has historically taken the view that because pay practices and compensation levels among participants in our industry can vary significantly from one year to the next and the information regarding those practices and levels is often times outdated by the time it becomes publicly available, the use of a specific target market position may not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels. Instead, the Compensation Committee attempts to structure our executive compensation program for our NEOs in a manner that is both competitive enough to retain their services and appropriately rewards their performance, but is also consistent with our needs from an expense perspective.

At the outset of the benchmarking process, the Compensation Committee reviewed, with the assistance of its compensation consultant, the possible composition of our peer group, including the size of the peer group and the rationale for including certain companies, each of which have similarity to us based on one or more factors, including business focus, size and/or geography. Because of the limited compensation information available for mortgage REITs, the Compensation Committee has, with input from its compensation consultants, developed a peer group that extends beyond mortgage REITs. This peer group also includes other real estate-focused finance companies and certain equity REITs, each of which have similarity to us based on business focus, size and/or geography and the executives of which are required to have similar skills and experience as our executives. In addition, this peer group may include companies that have, in prior years, been identified by proxy advisory firms as comparable to us in their evaluation of us in connection with developing their annual say-on-pay vote recommendation, or that we may compete with in recruiting talent.

In considering the peer group analysis provided by FPL, the Compensation Committee focused on developing a peer group comprised of between 8 and 20 companies that are between 0.5 times and 2.0 times our size and are either direct competitors to us or who otherwise are industry-relevant. In late 2019, Pearl Meyer recommended minor modifications to the peer group. The Compensation Committee determined to exclude externally-managed mortgage REITs from our peer group due to the limited publicly available comparative compensation data for their executives.

During the fourth quarter of 2019, the Compensation Committee identified the following 14 companies against which our compensation practices would be reviewed for purposes of designing our 2020 executive compensation program:

Arbor Realty Trust, Inc.	Ladder Capital Corp.
Arlington Asset Investment Corp.	Lexington Realty Trust
Capstead Mortgage Corporation*	MFA Financial, Inc.
Chimera Investment Corporation	NMI Holdings, Inc.
Dynex Capital, Inc.	PennyMac Financial Services, Inc.
Hannon Armstrong Sustainable Infrastructure Capital, Inc.	Redwood Trust, Inc.
iStar, Inc.	Walker & Dunlop, Inc.

* Acquired by Benefit Street Partners Realty Trust in 2021.

This same industry group was used as part of the market pay analysis conducted by Pearl Meyer during the fourth quarter of 2021, except that Broadmark Realty Capital, Inc. replaced Arlington Asset Investment Corp. in the group. We sometimes refer to this group of 14 companies as our “peer group.”

Consideration of Prior "Say-on-Pay" Votes
At the 2021 and 2022 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by approximately 96% and 97%, respectively, of shares voted. The strong level of support on these advisory votes was considered by the Compensation Committee in its decision making with respect to the structure of our compensation programs for 2022 and 2023.
Executive Compensation Program Components for 2022

Similar to 2021, our 2022 executive compensation program was comprised of three separate and primary elements, including base salary, annual incentive compensation (in the form of the 2022 Annual Incentive Plan) and long-term equity awards (in the form of the 2022 Long-Term EIP). In developing our executive compensation program for 2022, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity, (iv) the retention of key employees of our Company, (v) the level of support received for our recent "say-on-pay" advisory votes and (vi) the recommendations of Pearl Meyer. The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company and internal pay equity considerations, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of the Company and our projected general and administrative expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors.

In December 2021, as part of our leadership succession, the Compensation Committee elected to increase base salary for Mr. Serrano for fiscal year 2022 to $825,000 from $750,000 effective with his appointment as our Chief Executive Officer and reduce Mr. Mumma’s base salary from $900,000 to $600,000 effective with his appointment as our then-Executive Chairman, while holding the other NEOs flat against 2021 levels. The determination to adjust base salary as noted above was directly related to the leadership succession and the change in responsibilities for Messrs. Serrano and Mumma related thereto. The specific 2022 base salary levels for Messrs. Serrano and Mumma roughly approximate the median base salary of similarly-situated executives at our peer group companies, in the case of Mr. Serrano, and for comparably-sized REITs and financial services companies with executive chairs, in the case of Mr. Mumma.

Annual Incentive Compensation

Annual incentive compensation, in the form of cash incentive compensation and restricted stock awards, is available to each of our NEOs under the 2022 Annual Incentive Plan. Annual incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our NEOs.  The Compensation Committee believes that paying a portion of annual incentive compensation in the form of restricted stock awards subject to time-based vesting conditions are important to motivate and reward our NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with us on a longer-term basis, while the cash incentive compensation payable under the 2022 Annual Incentive Plan provides our NEOs with current income for achieving performance criteria during 2022.

Pursuant to the 2022 Annual Incentive Plan, our NEOs had the opportunity to earn annual incentive compensation upon achieving certain corporate financial and non-financial goals. The 2022 Annual Incentive Plan, which provided for no minimum award or guaranteed payment, was comprised of two parts: a quantitative component and a qualitative component. Pursuant to the 2022 Annual Incentive Plan, each NEO’s annual incentive compensation was weighted such that 75% was based on performance under the quantitative component and 25% was based on performance under the qualitative component. The Compensation Committee set the 75%/25% weighting between quantitative and qualitative components starting back in 2020 based in large part on the recommendation of Pearl Meyer, which then found that most of our peer group capped the weighting of their applicable qualitative components at 25% of the total annual incentive award opportunity for similarly situated employees. The 2022 Annual Incentive Plan is substantially the same as the 2021 Annual Incentive Plan, except that the Compensation Committee changed the calculation of the performance measure under the Quantitative Component of our 2022 Annual Incentive Plan to total economic return on undepreciated book value ("Undepreciated TER") from total economic return on GAAP book value. The change was made to align our performance measure under our annual incentive plan with the key performance measure that was then used by management in assessing our performance. Undepreciated book value and adjusted book value represent non-GAAP financial measures. See Annex A — “Non-GAAP Financial Measures” for reconciliations of GAAP book value to each of undepreciated book value and adjusted book value.

Quantitative Component

For the 2022 Annual Incentive Plan, the Compensation Committee determined that the quantitative component would again be based on a single performance measure, this time Undepreciated TER. In selecting Undepreciated TER as the sole performance measure under the quantitative component, the Compensation Committee concluded at the time of its approval of the 2022 Annual Incentive Plan that Undepreciated TER was the most optimal method for measuring management's absolute performance on an annual basis and that management was better able to influence a measure of total economic return on an annual basis as compared to total stockholder return (“TSR”), which the Compensation Committee believes is better suited to awards based on a multi-year performance period. The ultimate amount of the payout under the quantitative component of the 2022 Annual Incentive Plan was contingent on the Company exceeding a specified return hurdle for Undepreciated TER ("Quantitative Component Measure Hurdle") for the 2022 fiscal year. For purposes of the 2022 Annual Incentive Plan, Undepreciated TER was defined as (A) the sum of (i) the Company’s undepreciated book value per common share at December 31, 2022 minus the Company's undepreciated book value per common share at December 31, 2021 and (ii) the aggregate dividends per common share declared by the Company during 2022, divided by (B) the Company’s undepreciated book value per common share at December 31, 2021.

Undepreciated book value per common share, a non-GAAP financial measure, is defined as GAAP book value excluding our share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net held at the end of the period. By excluding these non-cash adjustments, undepreciated book value reflects the value of our rental property portfolio at its undepreciated basis. Our rental property portfolio includes single-family rental homes directly owned by us and consolidated multi-family apartment communities. During the periods that we disclosed undepreciated book value per common share, we believed that the presentation of undepreciated book value per common share was useful to investors and us as it allowed management to consider our overall portfolio exclusive of non-cash adjustments to operating real estate, net and facilitated the comparison of our financial performance to that of our peers.

The Compensation Committee generally reviews performance hurdle levels annually towards the beginning of the new fiscal year to ensure that established hurdles are appropriate to award management’s absolute performance and are market competitive. The examination often includes a review of the actual performance-level achieved by the Company, changing market conditions, particularly as it relates to interest rates and credit markets, and the hurdle levels employed by other internally-managed mortgage REITs. Most recently, in early 2021, the Compensation Committee modified the minimum hurdle after concluding that the threshold Quantitative Component Measure Hurdle was too high in light of then-current market conditions, market practices of our peers and the current return environment for new investments. The Compensation Committee determined to leave the Quantitative Component Measure Hurdles unchanged from 2021.

As part of Pearl Meyer’s engagement in the fall of 2019, Pearl Meyer analyzed the (i) directional alignment of our average overall corporate performance based on select metrics and (ii) total compensation of our top four highest compensated employees as compared to similar metrics among our internally-managed mortgage REIT peers over both a one- and three-year performance period. The analysis indicated that, in each of a one-year performance period looking at total annual compensation and three-year performance period looking at total direct compensation, our average overall performance rankings were more favorable than the ranking of the total annual and total direct compensation of our top four highest compensated employees, thereby suggesting a “high performance/low pay” outcome relative to our internally-managed mortgage REIT peer group. Pearl Meyer also noted that our peer group generally caps maximum short-term incentive awards opportunities between one and one-half and two and one-half times target payouts, with two times target the most common approach. To address this dichotomy, Pearl Meyer recommended that the Compensation Committee consider increasing the maximum payout for outperformance (i.e., achievement in excess of the maximum Quantitative Component Measure Hurdle) to two times the target payout under the 2020 Annual Incentive Plan. On the recommendation of Pearl Meyer, the Compensation Committee approved an increase in the maximum payout under the 2020 Annual Incentive Plan as a percentage of base salary to two times target from one and one-half times target for each of our NEOs. In addition, Pearl Meyer’s analysis revealed that target payouts under our annual incentive plan for each of Mr. Reese and Ms. Nario-Eng were below those of our peer group at the 50th percentile. As a result, the Compensation Committee decided to increase the threshold, target and maximum payouts under the 2020 Annual Incentive Plan to 63%, 125% and 250%, respectively, as compared to 50%, 100% and 150% under the 2019 Annual Incentive Plan. The Compensation Committee has elected to keep payout levels at threshold, target and maximum under our 2022 Annual Incentive Plan unchanged from those utilized in 2021 and 2020.

The following table sets forth the Quantitative Component Measure Hurdle and corresponding incentive compensation payouts for each of our NEOs under the quantitative component of the 2022 Annual Incentive Plan:

Named Executive Officer	Quantitative Component Measure Hurdle (1)	Payout as a % of Base Salary Upon Achievement of Hurdle (2)
Steven R. Mumma and Jason T. Serrano	Less than 4%	—
	4%	100%
	9%	200%
	14%	400%
Nathan R. Reese and Kristine R. Nario-Eng	Less than 4%	—
	4%	63%
	9%	125%
	14%	250%

(1)     At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Component Measure Hurdle in excess of 14%.

(2)    For fiscal year 2022, if performance was between the threshold (4%) and target (9%) or between the target (9%) and maximum (14%), the performance level achieved was determined by applying linear interpolation to the performance interval. Actual incentive compensation earned under the quantitative component was calculated by multiplying 75% by the product of the applicable payout percentage and base salary.

For 2022, the Compensation Committee concluded that we failed to achieve the threshold Quantitative Component Measure Hurdle under the 2022 Annual Incentive Plan and thus, no incentive compensation was earned by our NEOs under the Quantitative Component.

Notwithstanding the foregoing, the Compensation Committee, in its sole discretion was authorized under the 2022 Annual Incentive Plan to increase or decrease the percentage payout under the quantitative component based on our performance relative to our peer group or to modify the performance measure. Commencing with the quarter ended December 31, 2022, we discontinued disclosure of Undepreciated TER and instead now present total economic return on adjusted book value per common share (“Adjusted TER”), also a non-GAAP financial measure, which we calculate as GAAP book value per common share with the following adjustments: (i) exclude our share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net held at the end of the period, (ii) exclude the adjustment of redeemable non-controlling interests to estimated redemption value, and (iii) adjust our liabilities that finance our investment portfolio to fair value. See Annex A — “Non-GAAP Financial Measures” for a definition of adjusted book value and a reconciliation of GAAP book value to adjusted book value. Since we first began disclosing undepreciated book value, we identified additional items as materially affecting our book value and believe they should also be incorporated in order to provide a more useful non-GAAP measure for investors and management to evaluate our current performance and trends. We believe that the presentation of Adjusted TER provides a more useful measure for investors and us than Undepreciated TER as it provides a more consistent measure of our value, allows management to effectively consider our financial position and facilitates the comparison of our financial performance to that of our peers. Although modifying the sole performance measure under the 2022 Annual Incentive Plan to be based on Adjusted TER was ultimately unnecessary because both Undepreciated TER and Adjusted TER yielded the same compensation outcome under the Quantitative Component, the Compensation Committee has indicated it would have utilized the discretion afforded to it under the 2022 Annual Incentive Plan and the 2017 Stock Plan to adjust the sole performance measure to be based on Adjusted TER for 2022. Nevertheless, the Compensation Committee decided not to make any adjustments to the performance measure or the percentage payout under the quantitative component for any of our NEOs for fiscal year 2022.

Qualitative Component

Under the qualitative component, an NEO was eligible to receive annual incentive compensation equal to, in the case of Messrs. Mumma and Serrano, between zero and four times their base salary multiplied by 25%, and, in the case of Mr. Reese and Ms. Nario-Eng, between zero and two and one-half times his or her base salary multiplied by 25%. Under the qualitative component, the Compensation Committee considered the following performance factors, in addition to any other factors that the Compensation Committee deemed to be appropriate, when determining the payout amount under this component: (i) in the case of Messrs. Mumma and Serrano, (A) leadership of the Company, (B) the Company's progress towards its portfolio and financing objectives, (C) investor relations, shareholder communications, capital raising and ESG performance and related initiatives, (D) our performance relative to budget and (E) risk management and capital preservation and (ii) in the case of our other NEOs, qualitative performance objectives determined annually by the Chief Executive Officer and our Board of Directors, which included criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

The following table sets forth the hurdles and corresponding annual incentive compensation payouts for each of our NEOs under the qualitative component of the 2022 Annual Incentive Plan:

Named Executive Officer	Qualitative Component Performance Hurdle	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven R. Mumma and Jason T. Serrano	Threshold	100%
	Target	200%
	Maximum	400%
Nathan R. Reese and Kristine R. Nario-Eng	Threshold	63%
	Target	125%
	Maximum	250%

The Compensation Committee had the discretion to determine the qualitative component at levels between the performance levels identified in the table above. Set forth in the table below is the payout calculation for each of our NEOs based on the Compensation Committee's determination of the qualitative component of the 2022 Annual Incentive Plan.

Named Executive Officer	Base Salary	Payout as a % of Base Salary	Weighted Percentage	Qualitative Incentive Payout Amount
Steven R. Mumma (1)	$600,000	400%	25%	$600,000
Jason T. Serrano (1)	$825,000	400%	25%	$825,000
Nathan R. Reese (2)	$400,000	125%	25%	$125,000
Kristine R. Nario-Eng (3)	$450,000	250%	25%	$281,250

(1)    In the case of Messrs. Mumma and Serrano, the Compensation Committee considered the Company's progress in building out a low-levered, higher yielding portfolio of credit sensitive single-family and multi-family assets through proprietary sourcing channels and their navigation of an incredibly difficult geo-political and macro environment in 2022 combined with a difficult decision to pivot from investing and expanding the Company’s portfolio to significantly reducing new investment in less than a few weeks, which involved leadership taking a medium- to longer-term growth approach rather than short-term performance approach, their continued execution of a seamless leadership transition, their achievement of solid employee retention results and their leadership, including with respect to promoting policies and actions that support employee safety, engagement, satisfaction and well-being and ESG performance and their efforts to helping the Company outperform many of its peers on an Undepreciated TER basis in a challenging environment. As a result, the Compensation Committee determined that each of Messrs. Mumma and Serrano achieved maximum performance under the qualitative component (i.e., 400%).

(2)    In the case of Mr. Reese, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Mr. Reese was actively involved in the successful implementation of the investment and financing strategies of the Company and played a key role in implementing our information and cyber security initiatives. As a result, the Compensation Committee determined that Mr. Reese achieved target performance under this component (i.e., 125%).
(3)    In the case of Ms. Nario-Eng, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Ms. Nario-Eng was successful in directing the activities performed by our finance and accounting staff in support of our business activities, including new investments, and growing and expanding the accounting staff during a challenging hiring environment. As a result, the Compensation Committee determined that Ms. Nario-Eng achieved maximum performance under this component (i.e., 250%).

Compensation Paid Pursuant to Exercise of Positive Discretion

As discussed above, we have not historically targeted the compensation of our NEOs to any specific level within the range of total compensation paid by our peer group, although we seek to provide fair and appropriate compensation outcomes that are market competitive. Moreover, the Compensation Committee has generally preferred the use of a transparent and straight-forward performance-based short-term incentive plan to drive performance and properly incentivize employees. As discussed above, the mortgage industry, and the U.S. economy more generally, experienced significant headwinds throughout most of 2022, as rising bond yields, an inverted yield curve, Federal Reserve interest rate hikes and expectations for future interest rate hikes and tightening monetary policy, combined with elevated inflation data, geopolitical instability and growing concerns over the likelihood of an economic recession in the U.S. contributed to widening credit spreads that caused price declines and higher financing costs for many of the residential credit assets in which we invest. Our Company, like most in our industry, was not immune to these difficult conditions and the asset pricing declines precipitated by such conditions. Despite the difficult market conditions that marked much of 2022, we have remained steadfast in our focus on preservation of our adjusted book value per common share.

While the Compensation Committee values the formulaic and absolute return framework under our 2022 Annual Incentive Plan, it also recognizes that the established performance goals were not compatible with the difficult macro-environment that took hold for mortgage REITs, particularly in the final nine months of 2022. In addition, the Compensation Committee also notes that the absolute feature of the performance measure under the qualitative component of our 2022 Annual Incentive Plan sometimes fails to adequately reflect management’s overall performance during periods of market disruption, when a measure of relative performance may provide a better assessment of management performance.

The Compensation Committee believes the resulting award funding levels did not adequately recognize the efforts of our senior leadership team in quickly pivoting its investment approach in order to rapidly reduce its investment pipeline in what it projected would be a declining credit market and significantly mitigating adjusted book value per share losses, particularly relative to our identified performance peer group, protecting and strengthening our balance sheet and positioning the Company for future long-term value creation. As referenced above, we generated a -7.4% Adjusted TER on an absolute basis for the year ended December 31, 2022, however, on a relative basis, Undepreciated TER performance for the nine months ended September 30, 2022 ranked seventh of twenty (including us) of the total economic return on GAAP book value for our identified performance peer group annualized for the same period. The Compensation Committee considered our Undepreciated TER performance against the total economic return on GAAP book value for our identified performance peer group for the nine-month period ended September 30, 2022 in its determination since that was the most recent book value information for the full identified performance peer group that was available when the Compensation Committee finalized annual incentive compensation in January 2023.

In reviewing the short-term incentive compensation outcomes that were generated by the quantitative and qualitative components under our 2022 Annual Incentive Plan, the Compensation Committee observed that exclusive use of the formulaic output under our 2022 Annual Incentive Plan with no exercise of positive or negative discretion by the Compensation Committee would result in a year-over-year decline in “total annual compensation” (i.e., base salary plus annual incentive compensation) payable to our Chief Executive Officer and Chief Financial Officer by approximately 35% (assuming no increase in Mr. Serrano’s base salary in connection with his promotion to Chief Executive Officer effective on January 1, 2022). Moreover, with no exercise of positive or negative discretion by the Compensation Committee in connection with the 2022 annual incentive compensation cycle, the quantitative and qualitative components under our 2022 Annual Incentive Plan would have yielded total annual compensation payable to each of our Chief Executive Officer and Chief Financial Officer at less than 50% of the median total annual compensation paid to the chief executive and financial officers of our peer group in 2021. In light of this potential outcome, the Compensation Committee determined to consider whether the exercise of positive discretion under our 2022 Annual Incentive Plan to increase the overall compensation provided to our NEOs thereunder would be appropriate under these circumstances, without specifically modifying the amount payable pursuant to the quantitative or qualitative performance goals under our 2022 Annual Incentive Plan. The Compensation Committee considered, among other things, senior management’s pivot and loss mitigation efforts in a difficult market environment, our relative performance on Undepreciated TER for the nine months ended September 30, 2022 and our total stockholder return for full year 2022, our general and administrative expense, which at 2.6% of our average stockholders' equity, is one of the lowest in the mortgage REIT industry based on publicly available data, the year-over-year decline in senior management’s total annual compensation relative to the declines in Undepreciated TER and TSR, and our Chief Executive Officer’s and Chief Financial Officer’s total annual compensation relative to the median total annual compensation for those positions within our peer group and concerns with whether such an outcome makes us less competitive for attracting and retaining talent.

After concluding that the exercise of positive discretion under our 2022 Annual Incentive Plan was appropriate, the Compensation Committee discussed the amount of positive discretion to be exercised and the form of compensation to be used. The Compensation Committee ultimately concluded that Mr. Serrano and Ms. Nario-Eng should receive an additional $825,000 and $281,250, respectively, of compensation for performance under our 2022 Annual Incentive Plan, of which approximately 39% and 15% would be payable in the form of restricted stock that vests ratably over three years. In determining the amount of positive discretion, the Compensation Committee considered that the use of such amounts of discretion for each of Mr. Serrano and Ms. Nario-Eng would cause their total annual compensation to decline by 5% and 10% year-over-year (assuming no increase in Mr. Serrano’s base salary in connection with his promotion to Chief Executive Officer effective on January 1, 2022), respectively, which shows a directional alignment between Adjusted TER and TSR declines and pay levels, while still only resulting in total annual compensation to our Chief Executive Officer and Chief Financial Officer at less than 75% of median total annual compensation paid in 2021 to similarly-titled officers of our peer group.

The Compensation Committee also concluded to pay the foregoing amounts in a combination of cash and shares of restricted stock after a review of peer group practices indicated that we are one of only a few members of our peer group that pay a portion of annual incentive compensation in stock. In reaching this decision, the Compensation Committee considered competitive factors, the strong retention and stockholder alignment features of stock compensation and the current trading price of our common stock relative to our adjusted book value.

Total Compensation Earned and Paid Under the 2022 Annual Incentive Plan

Our NEOs earned the following amounts of total compensation in 2022 under the 2022 Annual Incentive Plan:

Named Executive Officer	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Discretionary Incentive Compensation Paid in Cash	Discretionary Incentive Compensation Paid in Restricted Stock	Total Incentive Compensation Earned in 2022	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock
Steven R. Mumma	$—	$600,000	$—	$—	$600,000	90%	10%
Jason T. Serrano	$—	$825,000	$500,000	$325,000	$1,650,000	75%	25%
Nathan R. Reese	$—	$125,000	$—	$—	$125,000	90%	10%
Kristine R. Nario-Eng	$—	$281,250	$240,250	$41,000	$562,500	88%	12%

Compensation Under the 2022 Annual Incentive Plan Paid in Restricted Stock

As noted above, a portion of annual incentive compensation earned under the 2022 Annual Incentive Plan is payable, depending on the size of the total award earned under the 2022 Annual Incentive Plan, in shares of restricted stock, subject, in each case, to the discretion of the Compensation Committee and the terms of the 2017 Stock Plan (or any future successor plan adopted by us). In reviewing our executive compensation programs in 2019 as compared to those of our peer group, Pearl Meyer noted that we tend to pay a larger percentage of our annual incentive awards in equity relative to our peer group, many of whom primarily rely on cash to settle their short-term incentive award payouts. In light of this and our approach to paying 100% of awards under our long-term equity incentive plans in equity, other than dividend equivalent rights, the Compensation Committee elected to reduce the weighting of equity in the pay mix starting with our 2020 Annual Incentive Plan. That weighting mix has been unchanged since that time. As such, for incentive compensation earned up to 1.0 times the base salary of the NEO, 10% of that amount is paid in shares of our restricted stock, while a greater percentage of restricted stock (as compared to cash) would be payable on incentive compensation amounts earned in excess of 1.0 times the NEO’s base salary, subject in each case to the discretion of the Compensation Committee.

For 2022, the Compensation Committee awarded, in accordance with the terms of the 2022 Annual Incentive Plan and positive discretion determinations of the Compensation Committee, a total of 4,854 shares of restricted stock to Mr. Mumma (having a grant date fair value of approximately $60,000, which is based on the closing sale price of our common stock on January 27, 2023, as adjusted for our one-for-four reverse stock split effected on March 9, 2023), 32,969 shares of restricted stock to Mr. Serrano (having a grant date fair value of approximately $407,500), 1,011 shares of restricted stock to Mr. Reese (having a grant date fair value of approximately $12,500) and 5,592 shares of restricted stock to Ms. Nario-Eng (having a grant date fair value of approximately $69,125). The shares of restricted stock issued as part of the compensation earned under the 2022 Annual Incentive Plan were granted under the 2017 Stock Plan and vest ratably on an annual basis over the three-year period from the date of grant. The formulaic approach of having equity incentive awards subject to time-based vesting conditions tied directly to incentive compensation earned under the 2022 Annual Incentive Plan was influenced by (i) our desire to increase the executive’s ownership stake in the Company and align the executive’s interests with those of our stockholders, (ii) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based vesting conditions that rewards performance and increases the executive’s incentive to remain with the Company over the longer-term and (iii) our desire to create an incentive compensation plan that spreads the expense of a portion of the incentive compensation program over a three-year period.

Restricted stock awards are frequently utilized by the Compensation Committee as a form of equity incentive award due, in part, to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of equity incentive award.

Long-Term Equity Incentive Compensation

Following a review of our compensation programs in 2017, the Compensation Committee and our Board of Directors determined to add a long-term equity incentive component to our executive compensation program commencing in 2018. As part of its deliberations in determining whether to add a long-term equity incentive element, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity and (iv) the retention of key employees of our Company. The Compensation Committee again approved the inclusion of a long-term equity incentive element in the Company’s 2019 executive compensation program, which was substantially in the form of the 2018 Long-Term EIP. In late 2019, upon the recommendation of Pearl Meyer, the Compensation Committee elected to modify the long-term equity incentive plan to make the minimum, target and maximum award opportunities under the program consistent with similar award opportunities under our annual incentive plans and to introduce a new retention feature under the plan in the form of time-based RSUs. The determination to modify the long-term equity incentive plan was based on a similar rationale for modifying our annual incentive plan in 2020 and a general sense that our long-term equity incentive plan could benefit from additional retention features. In late 2021, Pearl Meyer suggested that the Compensation Committee consider increased award sizes for certain executives, but otherwise recommended no changes to the plan design and structure of our long-term equity incentive plan. The Compensation Committee has concluded that the inclusion of a long-term equity award program in our overall compensation structure is necessary to help us create and maintain a market competitive executive compensation program that promotes the recruitment and retention of key employees and rewards employees for outperformance relative to a peer group over the longer-term.

In January 2022, the Compensation Committee and our Board of Directors approved grants of PSUs (“2022 PSUs”) and RSUs (“2022 RSUs”) to our executive officers and certain other employees as part of our 2022 Long-Term EIP. Under the 2022 Long-Term EIP, total compensation at target performance, which is generally intended to provide equity incentive compensation, in the case of Mr. Serrano, equal to two times the NEO’s base salary and, in the case of Mr. Reese and Ms. Nario-Eng, equal to one and one-quarter times the NEO’s base salary, and is comprised 67% of 2022 PSUs and 33% of 2022 RSUs. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan. In light of the purposes of our long-term equity incentive plan and Mr. Mumma's one-year appointment as Executive Chairman, Mr. Mumma was not eligible to receive a grant under our 2022 Long-Term EIP.

The 2022 PSU awards are subject to performance-based vesting under the 2017 Stock Plan pursuant to a form of PSU award agreement approved by the Compensation Committee and our Board of Directors (the “PSU Agreement”) in January 2022. The 2022 RSU awards are subject to time-based vesting under the 2017 Stock Plan pursuant to the form of RSU award agreement approved by the Compensation Committee and our Board of Directors (the “RSU Agreement”) in January 2022. The target number of 2022 PSUs and the number of 2022 RSUs subject to the awards granted to our NEOs are as follows (amounts reported reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information):

Named Executive Officer	Target Number of 2022 PSUs	2022 RSUs
Jason T. Serrano	73,924	36,962
Nathan R. Reese	22,401	11,201
Kristine R. Nario-Eng	25,201	12,600

The Compensation Committee, with the input of Pearl Meyer, determined to set the payouts under the PSUs granted in January 2020 (the "2020 PSUs") consistent with the minimum, target and maximum payouts under the 2020 Annual Incentive Plan, such that each of our NEOs could earn between 0% and 200% of his or her target award opportunity upon achievement of the respective performance hurdles in the PSU Agreement. In determining the target amounts for the 2020 PSUs, the Compensation Committee considered the value in providing generally equally-sized incentive payouts between both the Company's short-term and longer-term incentive programs, as well as the amount, assuming achievement of the target performance hurdles, that would, in most cases, bring each of our NEOs' total direct compensation in line with the 50th percentile of the then-total direct compensation of similarly situated executives of our peer group at target levels. The Compensation Committee determined to continue this practice with respect to PSUs granted in January 2021 (the "2021 PSUs"). The Compensation Committee's approach to PSU awards under the 2022 Long-Term EIP was unchanged from its approach in connection with the 2020 PSUs and 2021 PSUs. The NEO’s right to receive settlement of the 2022 PSUs in amounts ranging from 0% to 200% of the target number of 2022 PSUs will vest and become earned and non-forfeitable based on the attainment of relative TSR hurdles, which include both share price appreciation and reinvestment of common stock dividends paid during the performance period that commenced on January 1, 2022 and runs through December 31, 2024 as measured against an identified performance peer group of 19 mortgage REITs. The Compensation Committee has determined that TSR is the most appropriate method to measure management’s longer-term performance relative to our peers and helps to further align our management team's interests with those of our stockholders. Pursuant to the PSU Agreement, an awardee will be entitled to 50%, 100% and 200% of the target 2022 PSUs upon achievement of relative TSR at the 30th, 50th and 80th, respectively, percentile ranking among the identified performance peer group. TSR for the Company and each member of the identified performance peer group will be determined by dividing (i) the sum of the cumulative amount of such entity’s dividends per share for the performance period and the arithmetic average per share volume weighted average price (the “VWAP”) of such entity’s common stock for the last thirty (30) consecutive trading days of the performance period minus the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period by (ii) the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period. Each 2022 PSU represents an unfunded promise to receive one share of our common stock once the performance condition has been satisfied. In addition, each 2022 PSU includes a corresponding dividend equivalent right ("DER"), which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the 2022 PSU to which the DER corresponds. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the 2017 Stock Plan and the PSU Agreement for such award, in an amount equal to any dividends paid by us in respect of the shares of common stock underlying the 2022 PSUs.

The grant date fair value of the PSUs was determined, in accordance with FASB ASC Topic 718 at the time the grants were made, through a Monte-Carlo simulation of our common stock TSR and the common stock TSR of our identified performance peer companies to determine the relative TSR of our common stock over a future period of three years. For the PSUs granted in 2022, the inputs used by the model to determine the fair value are (i) historical stock price volatilities of our and our identified performance peer companies over the most recent three year period and correlation between each company's stock and the identified performance peer group over the same time series and (ii) a risk free rate for the period interpolated from the U.S. Treasury yield curve on grant date.

Each 2022 RSU represents the right to receive one share of our common stock, subject to the terms of the RSU Agreement for the 2022 RSUs and the 2017 Stock Plan. The 2022 RSUs vest ratably on an annual basis over the three-year period from the date of grant. Unless and until the 2022 RSUs vest, the NEO will have no right to receive any shares or other payments in respect of the 2022 RSUs, except as otherwise specifically provided for in the 2017 Stock Plan or the RSU Agreement. In addition, each 2022 RSU includes a corresponding DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the 2022 RSU. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the 2017 Stock Plan and the RSU Agreement for such award, in an amount equal to any dividends paid by us in respect of the shares of common stock underlying the 2022 RSUs.

For purposes of the 2022 PSUs, the "identified performance peer group" means AG Mortgage Investment Trust, Inc., AGNC Investment Corp, Annaly Capital Management Inc., ARMOUR Residential REIT, Inc., Cherry Hill Mortgage Investment Corporation, Chimera Investment Corporation, Dynex Capital, Inc., Ellington Financial Inc., Ellington Residential Mortgage REIT, Great Ajax Corp., Invesco Mortgage Capital Inc., MFA Financial, Inc., Rithm Capital Corp. (formerly, New Residential Investment Corp.), Orchid Island Capital, Inc., PennyMac Mortgage Investment Trust, Ready Capital Corp., Redwood Trust, Inc., Two Harbors Investment Corp. and Western Asset Mortgage Capital Corporation.

For information regarding the various forfeiture and vesting provisions under the form of PSU Agreement governing the 2022 PSUs and the form of RSU Agreement governing the 2022 RSUs, see “—Executive Compensation Information—Other Compensation Arrangements.”

Other Executive Compensation Program Features for 2022

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. Our NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan. The primary benefits for our NEOs are as follows:

•receipt of dividends on all unvested restricted stock awards; and

•with respect to Mr. Mumma only, a supplemental long-term disability insurance policy purchased by the Company in his name.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our executive officers with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to our executive officers in the event his or her employment is terminated under certain circumstances. In connection with the leadership succession discussed below under "Leadership Succession", we entered into new employment agreements with Mr. Mumma and Mr. Serrano effective January 1, 2022. Mr. Mumma's employment agreement expired at 2022 year-end in connection with the end of his term as an executive officer of our Company. Additionally, we entered into an employment agreement with Ms. Nario-Eng, effective February 1, 2022 and a change in control agreement with Mr. Reese, effective February 1, 2022. For more information regarding the terms of these agreements, see “—Other Compensation Arrangements—Employment Agreements" and "—Other Compensation Arrangements—Change in Control Agreements.” The terms of these agreements are considered annually by the Compensation Committee.

Elements of Cash Compensation Paid to and Equity Awards Vested in NEOs During 2022

The following table summarizes the various elements of cash compensation paid to our NEOs and equity awards in which our NEOs vested during 2022, some of which were granted in prior years. Due to the SEC’s reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. However, because we utilize PSUs that may or may not be earned in the future and other equity awards that vest, in most cases, ratably over a three year period and thus remain subject to forfeiture, we believe the following summary may be a more accurate reflection of the actual annual compensation received by our NEOs over time (based on cash received combined with the value of equity awards that become vested and non-forfeitable by their terms during the year).

NEO	2022 Base Salary	2022 Annual Incentive Plan (Cash) (1)	2020 Annual Incentive Plan (Restricted Stock Vested) (2)	2019 Annual Incentive Plan (Restricted Stock Vested) (2)	2018 Annual Incentive Plan (Restricted Stock Vested) (2)	2020 Long-Term EIP (PSUs Earned) (3)	2021 Long-Term EIP (RSUs Vested) (3)	2020 Long-Term EIP (RSUs Vested) (3)	All Other Compensation (4)	Total Cash Compensation Paid and Equity Vested During 2022 (5)
Steven R. Mumma	$600,000	$540,000	$169,164	$301,065	$111,281	$394,476	$340,382	$201,604	$426,246	$3,084,218
Jason T. Serrano	$825,000	$1,242,500	$140,969	$250,887	$616,504	$328,730	$168,021	$99,517	$305,277	$3,977,405
Nathan R. Reese	$400,000	$112,500	$7,833	$47,789	$16,959	$109,576	$56,008	$33,171	$71,790	$855,626
Kristine R. Nario-Eng	$450,000	$493,375	$52,863	$47,789	$15,718	$123,274	$63,009	$37,319	$98,530	$1,381,877

(1)Amounts represent annual cash incentive compensation earned under the annual incentive compensation plan for 2022, which was paid during the first quarter of 2023 but we include because it was earned in 2022. For a description of the formula used to calculate the amounts payable under the annual incentive compensation plan for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022 — Annual Incentive Compensation.”

(2)Amounts represent the product of (i) the number of shares of restricted stock issued under the applicable annual incentive plan that vested during 2022 and (ii) the closing sale price of our common stock on Nasdaq on the applicable vesting date.

(3)Amounts represent the product of (i) the number of shares of our common stock issued in settlement of the PSUs earned and vested or RSUs vested under the applicable Long-Term EIP and NEO employment agreement, as applicable, and (ii) the closing sale price of our common stock on Nasdaq on the applicable vesting date.

(4)Amounts represent dividends paid on unvested restricted common stock and vested DERs settled in cash.

(5)Excludes the value of RSUs (and corresponding DERs) under our long-term EIP that vested on January 1, 2023.

Leadership Succession

In November 2021, we announced that Steven R. Mumma, our then Chairman and Chief Executive Officer, would transition to the role of Executive Chairman of the Board, and that our President, Jason T. Serrano, would succeed Mr. Mumma as Chief Executive Officer of the Company, each effective on January 1, 2022. As Executive Chairman, Mr. Mumma was an integral member of the executive management team, playing a significant role in our ongoing investment decisions, risk management activities, and capital management strategies. On December 31, 2022, Mr. Mumma’s term as an employee and executive officer of our Company ended in accordance with the terms of the Fourth Amended and Restated Employment Agreement between Mr. Mumma and us (the “2022 Mumma Employment Agreement”) and our leadership succession plan. Pursuant to the terms of the 2022 Mumma Employment Agreement, at the end of the term of the 2022 Mumma Employment Agreement, (i) all of Mr. Mumma’s unvested restricted stock awards and PSUs remain outstanding and will continue to vest on their original vesting dates without regard to any requirement that Mr. Mumma remain continuously employed by us on each vesting date, except that the extent to which his PSU awards will vest and become earned will remain subject to the applicable performance metrics calculated through the end of the applicable performance period for such PSU awards, (ii) any unvested RSUs held by Mr. Mumma immediately prior to the expiration of the 2022 Mumma Employment Agreement that would have vested on January 1, 2023 vested on December 31, 2022 and all remaining unvested RSUs were forfeited. Mr. Mumma continues to serve as the non-executive Chairman of our Board of Directors.

Overview of Executive Officer Compensation Determinations for 2023

Base Salary

The Compensation Committee and our Board of Directors approved the following 2023 base salaries for our executive officers:

Named Executive Officer	Base Salary
Jason T. Serrano	$875,000
Nicholas Mah (1)	$625,000
Kristine R. Nario-Eng	$500,000
(1)Mr. Mah became our President and an executive officer, effective on January 1, 2023.

2023 Annual Incentive Plan

Our Board of Directors, upon the recommendation of the Compensation Committee, has adopted and approved the 2023 Annual Incentive Plan for fiscal year 2023, which plan design and framework is substantially in the form of the 2022 Annual Incentive Plan, subject to the changes discussed below. Pursuant to the 2023 Annual Incentive Plan, our NEOs have the opportunity to earn annual incentive compensation upon achieving certain corporate financial and non-financial goals. The 2023 Annual Incentive Plan is again comprised of two parts: a quantitative component and a qualitative component. Each NEO’s annual incentive compensation under the 2023 Annual Incentive Plan will again be weighted such that 75% will be based on performance under the quantitative component and 25% will be based on performance under the qualitative component. However, instead of utilizing a single, absolute performance measure as has been used in the past, the quantitative component under the 2023 Annual Incentive Plan is now comprised of two performance measures that will each have a weighting of 37.5%, which includes both an absolute and a relative measure of Adjusted TER as the basis for performance determinations under the quantitative component.

The ultimate amount of the payout under the quantitative component’s absolute performance measure is contingent on the Company exceeding a specified return hurdle for Adjusted TER (“Quantitative Component Absolute Hurdles”) for the 2023 fiscal year. The following table sets forth the Quantitative Component Absolute Hurdles and corresponding incentive compensation payouts for each of our NEOs under the 2023 Annual Incentive Plan:

Quantitative Component Absolute Hurdles (1)	Payout as a % of Target Bonus Upon Achievement of Absolute Hurdles (2)
Less than 4%	—
4%	50%
9%	100%
14%	200%

(1)At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Component Absolute Hurdle in excess of 14%.

(2)For fiscal year 2023, if performance is between the threshold (4%) and target (9%) or between the target (9%) and maximum (14%), the performance level achieved is determined by applying linear interpolation to the performance interval. Actual incentive compensation earned under the Quantitative Component Absolute Hurdles is calculated by multiplying 37.5% by the product of the applicable payout percentage and target bonus.

The ultimate amount of the payout under the quantitative component’s relative performance measure is contingent on our attaining relative performance hurdles for Adjusted TER for a performance period that commenced on October 1, 2022 and runs through September 30, 2023 based on the percentile ranking of our Adjusted TER against the Adjusted TER of an identified performance peer group of 19 mortgage REITs set forth in our 2023 PSU Agreement for the same performance period (“Quantitative Component Relative Hurdles”). The following table sets forth the Quantitative Component Relative Hurdles and corresponding incentive compensation payouts for each of our NEOs under the 2023 Annual Incentive Plan:

Quantitative Component Relative Hurdles (1)	Payout as a % of Target Bonus Upon Achievement of Relative Hurdles (2)
Less than 25%	—
25%	50%
50%	100%
75%	200%

(1)At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Component Relative Hurdle in excess of 75%.

(2)For the October 1, 2022 through September 30, 2023 measurement period, if performance is between the threshold (25%) and target (50%) or between the target (50%) and maximum (75%), the performance level achieved is determined by applying linear interpolation to the performance interval. Actual incentive compensation earned under the Quantitative Component Relative Hurdles is calculated by multiplying 37.5% by the product of the applicable payout percentage and target bonus.

For purposes of the 2023 Annual Incentive Plan and determining the Company's Adjusted TER, we expect to calculate adjusted book value per common share by making the following adjustments to GAAP book value per common share: (i) exclude our share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net held at the end of the period, (ii) exclude the adjustment of redeemable non-controlling interests to estimated redemption value, (iii) adjust our liabilities that finance our investment portfolio to fair value and (iv) adjust other items as determined by the Compensation Committee in its sole discretion. For purposes of calculating the Adjusted TER of the members of the identified performance peer group for the measurement period, we expect to calculate adjusted book value per common share for each member of such peer group as GAAP book value per common share, as adjusted for any items deemed appropriate in the sole discretion of the Compensation Committee, which may include adjustments similar to those described above with respect to the calculation of our Adjusted TER. In most cases, subject to the discretion of the Compensation Committee, we expect that we will measure our Adjusted TER, calculated as described above, against the total economic return on GAAP book value for the identified performance peer group.

The qualitative component of the 2023 Annual Incentive Plan functions substantially the same as the quantitative component under the 2022 Annual Incentive Plan, except that the payout under the 2023 Annual Incentive Plan will be based on a percentage of an NEO's target bonus. The following table sets forth the hurdles and corresponding annual incentive compensation payouts for each of our NEOs under the qualitative component of the 2023 Annual Incentive Plan:

Qualitative Component Performance Hurdles	Payout as a % of Target Bonus Upon Achievement of Qualitative Performance Hurdles (1)
Threshold	50%
Target	100%
Maximum	200%

(1)For fiscal year 2023, if performance is between the threshold and target or between the target and maximum, the performance level achieved is determined by applying linear interpolation to the performance interval. Actual incentive compensation earned under the qualitative component performance hurdles is calculated by multiplying 25% by the product of the applicable payout percentage and target bonus.

Under the 2023 Annual Incentive Plan, 100% of annual incentive compensation is expected to be paid in cash. Despite that, the Compensation Committee shall have the sole discretion to determine the form and mix of cash, shares of restricted stock or any combination thereof payable in settlement of any annual incentive compensation payable to the NEOs.

Except as described above, the design and framework of the 2023 Annual Incentive Plan is substantially in the form of the 2022 Annual Incentive Plan as described above in “—Annual Incentive Compensation.”

2023 Long-Term EIP

In April 2023, the Compensation Committee and our Board of Directors approved grants of PSUs (“2023 PSUs”) and RSUs (“2023 RSUs”) to certain of our executive officers and other employees as part of our 2023 Long-Term EIP. The design and framework of the 2023 Long-Term EIP is substantially in the form of the 2022 Long-Term EIP as described above in “—Long-Term Equity Incentive Compensation,” except that (i) the 2023 PSUs will comprise approximately 60% of each awardee’s 2023 Long-Term EIP award at target (as compared to the 2022 PSUs comprising approximately 67% of each awardee’s 2022 Long-Term EIP award at target) and the 2023 RSUs will comprise approximately 40% of each awardee’s 2023 Long-Term EIP award at target (as compared to the 2022 RSUs comprising approximately 33% of each awardee’s 2022 Long-Term EIP award at target) and (ii) under the 2023 Long-Term EIP an awardee will be entitled to 50%, 100% and 200% of the target 2023 PSUs upon achievement of relative TSR at the 25th, 50th and 75th, respectively, percentile ranking among the identified performance peer group. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan.

Other Matters

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1 million paid in any fiscal year to their “covered employees” (within the meaning of Section 162(m)). The exemption from Section 162(m)'s deduction limitation for certain qualified performance-based compensation was eliminated under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, except for limited transition relief applicable to certain grandfathered arrangements that were in place as of November 2, 2017. Although the potential effects of Section 162(m) are considered in making compensation decisions, the Compensation Committee has not adopted a policy requiring that all compensation paid to our NEOs must be deductible.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following Nasdaq's adoption of final listing rules regarding executive compensation recoupment policies in accordance with the Dodd-Frank Act and recent SEC rulemaking and the SEC's approval thereof, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements, the performance conditions and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which generally occurs around year end.

Anti-Hedging and Anti-Pledging Policies

Our officers, directors and employees are prohibited from hedging transactions that involve our equity securities under our Anti-Hedging and Anti-Pledging Policy, which also prohibits pledging of our common stock, short sales and trading in the Company’s securities on a short-term basis, among other transactions. Pursuant to our Anti-Hedging and Anti-Pledging Policy, Company securities purchased in the open market should be held for a minimum of six months. Directors and executive officers of the Company are subject to “short-swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period. For more information on our Anti-Hedging and Anti-Pledging Policy, see “Information on Our Board of Directors — Hedging, Pledging and Certain Other Transactions.”

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below, the information under the caption “Compensation Discussion and Analysis” beginning on page 39 and the information under the caption “—Other Compensation Arrangements.” We summarize below the compensation information for the fiscal years ended December 31, 2022, 2021 and 2020 for each of Messrs. Mumma, Serrano and Reese and Ms. Nario-Eng. For each of the years ended 2021 and 2020, Mr. Mumma served in the role of Chief Executive Officer and Mr. Serrano served in the role of President. For the year ended December 31, 2022, Mr. Mumma served as our Executive Chairman and Mr. Serrano served as our Chief Executive Officer and President.

Name and Principal Position	Year	Salary	Cash Bonus (1)	Non-Equity Incentive Plan Compensation(1)	Stock Awards(1)(2) (3)	All Other Compensation(4)	Total
Steven R. Mumma	2022	$600,000	$—	$540,000	$60,000	$429,012	$1,629,012
Executive Chairman	2021	$900,000	$—	$1,169,730	$3,169,451	$144,871	$5,384,052
	2020	$900,000	$—	$810,000	$2,511,426	$99,448	$4,320,874
Jason T. Serrano	2022	$825,000	$500,000	$742,500	$2,397,554	$305,277	$4,770,331
Chief Executive Officer	2021	$750,000	$—	$974,775	$2,641,212	$168,288	$4,534,275
and President	2020	$750,000	$—	$675,000	$2,092,860	$96,965	$3,614,825
Nathan R. Reese	2022	$400,000	$—	$112,500	$615,548	$71,790	$1,199,838
Former Chief Operating	2021	$400,000	$—	$385,550	$757,277	$18,663	$1,561,490
Officer and Secretary	2020	$400,000	$—	$225,000	$572,623	$15,454	$1,213,077
Kristine R. Nario-Eng	2022	$450,000	$240,250	$253,125	$747,550	$98,530	$1,789,455
Chief Financial Officer	2021	$450,000	$—	$482,962	$943,345	$29,960	$1,906,267
	2020	$450,000	$—	$253,125	$784,824	$14,349	$1,502,298

(1)Amounts represent annual cash incentive compensation earned under the annual incentive compensation plan for each applicable fiscal year. For a description of the formula used to calculate the amounts payable under the annual incentive compensation plan for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022 — Annual Incentive Compensation.” The material terms of the annual incentive compensation plan for 2021 and 2020 are substantially similar to the terms of the 2022 Annual Incentive Plan, except as described in “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022 —Annual Incentive Compensation—” and in our 2022 and 2021 proxy statements filed with the SEC. In accordance with the 2022 Annual Incentive Plan, for fiscal year 2022, Mr. Mumma received total incentive compensation of $600,000, $540,000 of which was paid in cash and $60,000 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above). Mr. Serrano received total annual incentive compensation of $1,650,000, $1,242,500 of which was paid in cash, including $500,000 that was paid pursuant to the Compensation Committee's exercise of positive discretion, and $407,500 of which was paid in shares of restricted stock, including $325,000 that was paid pursuant to the Compensation Committee's exercise of positive discretion (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2022, Mr. Reese received total annual incentive compensation of $125,000, $112,500 of which was paid in cash and $12,500 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2022 and Ms. Nario-Eng received total annual incentive compensation of $562,500, $493,375 of which was paid in cash, including $240,250 that was paid pursuant to the Compensation Committee's exercise of positive discretion, and $69,125 of which was paid in shares of restricted stock, including $41,000 that was paid pursuant to the Compensation Committee's exercise of positive discretion (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2022. The value of the shares of restricted stock referenced in this footnote reflect the grant date fair value of such shares computed in accordance with FASB ASC Topic 718.

(2)The amounts in this column include the grant date fair value of the restricted stock awards, RSU awards and PSU awards computed in accordance with FASB ASC Topic 718. For 2022, the amount includes the following: (1) 2022 PSUs having a grant date fair value of $1,440,054 (Mr. Serrano), $436,831 (Mr. Reese) and $490,925 (Ms. Nario-Eng), and (2) 2022 RSUs having a grant date fair value of $550,000 (Mr. Serrano), $166,667 (Mr. Reese) and $187,500 (Ms. Nario-Eng). For 2021, the amount includes the following: (1) 2021 PSUs having a grant date fair value of $1,811,381 (Mr. Mumma), $1,509,487 (Mr. Serrano), $503,160 (Mr. Reese) and $566,057 (Ms. Nario-Eng), and (2) 2021 RSUs having a grant date fair value of $600,000 (Mr. Mumma), $500,000 (Mr. Serrano), $166,667 (Mr. Reese) and $187,500 (Ms. Nario-Eng). For 2020, the amount includes the following: (1) 2020 PSUs having a grant date fair value of $1,371,426 (Mr. Mumma), $1,142,860 (Mr. Serrano), $380,956 (Mr. Reese) and $428,574 (Ms. Nario-Eng), and (2) 2020 RSUs having a grant date fair value of $600,000 (Mr. Mumma), $500,000 (Mr. Serrano), $166,667 (Mr. Reese) and $187,500 (Ms. Nario-Eng). The grant date fair value of the PSUs are based on a Monte Carlo simulation value as of the applicable grant date. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022—Long-Term Equity Incentive Compensation” for additional information about the PSUs.

See table below for shares of restricted stock granted to each NEO in accordance with the annual incentive plans in effect for the years ended December 31, 2022 (January 27, 2023 grant date), December 31, 2021 (January 27, 2022 grant date), and December 31, 2020 (January 27, 2021 grant date). Amounts reported reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information.

	Number of Shares of Restricted Stock on Grant Date (a)
Named Executive Officer	January 27, 2023	January 27, 2022	January 27, 2021
Steven R. Mumma	4,854	52,790	35,340
Jason T. Serrano	32,969	43,992	29,450
Nathan R. Reese	1,011	6,089	1,636
Kristine R. Nario-Eng	5,592	13,216	11,044

(a)    For a description of the formula used and other considerations taken into account by the Compensation Committee to calculate the amounts payable under the annual incentive plan for each applicable fiscal year, in cash and restricted stock, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022—Annual Incentive Compensation.” Because, in the case of the restricted stock issued pursuant to the annual incentive plan for the applicable year, the size of the awards were determined by the Compensation Committee as part of our NEOs' compensation for each person’s individual performance and our performance in the respective years ended December 31, 2022, 2021 and 2020, we have included these restricted stock awards in our NEOs' compensation for such year even though they were issued in January of the subsequent year. Pursuant to the terms of the restricted stock award agreements, one-third of the shares awarded as part of the grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. All shares issued to our NEOs as disclosed were issued under the 2017 Stock Plan.

(3)See table below for the target number of PSUs and the number of RSUs granted to each NEO in the years ended December 31, 2022, 2021 and 2020 in accordance with the 2022 Long-Term EIP, the 2021 Long-Term EIP and the 2020 Long-Term EIP, respectively (amounts reported reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information):

Named Executive Officer	Target Number of 2022 PSUs	2022 RSUs	Target Number of 2021 PSUs	2021 RSUs	Target Number of 2020 PSUs	2020 RSUs
Steven R. Mumma	—	—	81,300	40,650	48,154	24,077
Jason T. Serrano	73,924	36,962	67,750	33,875	40,128	20,064
Nathan R. Reese	22,401	11,201	22,583	11,291	13,376	6,688
Kristine R. Nario-Eng	25,201	12,600	25,406	12,703	15,048	7,524

(4)Cash dividends paid on unvested restricted common stock and payments made upon settlement of vested DERs related to vesting of related RSUs and PSUs, which are included in “All Other Compensation,” are based on the same dividend rate per share as the dividends on our common stock. All other compensation includes:

	2022
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Settlement of Vested DERs	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$150,291	$275,955	$2,766	$—	$429,012
Jason T. Serrano	$138,869	$166,408	$—	$—	$305,277
Nathan R. Reese	$16,320	$55,470	$—	$—	$71,790
Kristine R. Nario-Eng	$36,127	$62,403	$—	$—	$98,530

	2021
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Settlement of Vested DERs	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$134,882	$7,223	$2,766	$—	$144,871
Jason T. Serrano	$162,269	$6,019	$—	$—	$168,288
Nathan R. Reese	$16,656	$2,007	$—	$—	$18,663
Kristine R. Nario-Eng	$27,703	$2,257	$—	$—	$29,960

	2020
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Settlement of Vested DERs	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$96,682	$—	$2,766	$—	$99,448
Jason T. Serrano	$96,965	$—	$—	$—	$96,965
Nathan R. Reese	$15,454	$—	$—	$—	$15,454
Kristine R. Nario-Eng	$14,349	$—	$—	$—	$14,349

Discussion of Summary Compensation Table

Cash Bonus.   In connection with the adoption of our annual incentive plans, cash incentive amounts paid under these plans for each of 2022, 2021 and 2020 not involving the exercise of positive discretion by the Compensation Committee are deemed to be grants of non-equity incentive compensation while cash incentive amounts paid pursuant to the exercise of positive discretion are deemed to be cash bonus. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022— Annual Incentive Compensation.”

Stock Awards. As discussed in footnote (1) to the “Summary Compensation Table” above, we include restricted stock awards granted each year as compensation in the prior year because the size of the annual restricted stock awards are determined and awarded by the Compensation Committee in consideration of the amount deemed earned under the annual incentive compensation plan for each of 2022, 2021 and 2020 and each person’s individual performance and our performance during those years. Each restricted stock award granted to our NEOs under our annual incentive plans vests ratably on each of the first, second and third anniversaries of the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to our NEOs during the fiscal year ended December 31, 2022, except that the number of shares, units or other rights amounts reported have been updated to reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these awards in certain circumstances.

Name	Type of Award (1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (2) (3)	Grant Date Fair Value of Stock and Option Awards (4)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steven R. Mumma	RSA	1/27/2022		—	—	—		—	—	—	52,790	$758,070
	AIP	1/28/2022	(5)	—	—	$2,400,000	(6)	—	—	—	—	—
Jason T. Serrano	RSA	1/27/2022		—	—	—		—	—	—	43,992	$631,725
	AIP	1/28/2022	(5)	—	—	$3,300,000	(6)	—	—	—	—	—
	PSU	1/27/2022		—	—	—		36,962	73,924	147,849	—	$1,440,054	(7)
	RSU	1/27/2022		—	—	—		—	—	—	36,962	$550,000
Nathan R. Reese	RSA	1/27/2022		—	—	—		—	—	—	6,089	$87,450
	AIP	1/28/2022	(5)	—	—	$1,000,000	(6)	—	—	—	—	—
	PSU	1/27/2022		—	—	—		11,200	22,401	44,802	—	$436,381	(7)
	RSU	1/27/2022		—	—	—		—	—	—	11,200	$166,667
Kristine R. Nario-Eng	RSA	1/27/2022		—	—	—		—	—	—	13,216	$189,788
	AIP	1/28/2022	(5)	—	—	$1,125,000	(6)	—	—	—	—	—
	PSU	1/27/2022		—	—	—		12,600	25,201	50,403	—	$490,925	(7)
	RSU	1/27/2022		—	—	—		—	—	—	12,600	$187,500

(1)RSA refers to restricted stock awards. PSU refers to performance stock units. RSU refers to restricted stock units. AIP refers to 2022 Annual Incentive Plan awards.

(2)As described above, the amounts reported reflect our one-for-four reverse stock split effected on March 9, 2023.

(3)RSA awards represent restricted stock awards issued as part of our NEOs’ 2021 compensation package under the 2021 Annual Incentive Plan on January 27, 2022, which vest as follows: one third vested on January 27, 2023, one third will vest on January 27, 2024 and the final one-third will vest on January 27, 2025. RSU represents awards of restricted stock units granted under the 2022 Long-Term EIP, which vest as follows: one third vested on January 1, 2023, one third will vest on January 1, 2024 and the final one-third will vest on January 1, 2025.

(4)See footnote (2) under the “Summary Compensation Table” for information on how the grant date fair value for RSA, RSU and PSU grants made in 2022 are determined.

(5)Represents the non-equity incentive plan awards granted under the 2022 Annual Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022—Annual Incentive Compensation” above. The 2022 Annual Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. The 2022 Annual Incentive Plan provides for no minimum award or guaranteed payment and rewards participants if (i) TER exceeds various hurdles between 4% and 14% and (ii) the participant's qualitative component exceeds zero. The Compensation Committee has the discretion to award non-equity incentive compensation in the event the participant fails to exceed the minimum performance thresholds under the 2022 Annual Incentive Plan and similarly, has the discretion to award more or less than the participant’s threshold, target and maximum annual incentive compensation opportunities in light of the Company’s and the participant’s performance. Incentive compensation under the 2022 Annual Incentive Plan is paid in a combination of cash and shares of restricted stock. We have included 100% of the maximum award payable under the 2022 Annual Incentive Plan in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column above. The restricted stock vests ratably on the first, second and third anniversary from the date of grant.

(6)Each of our NEOs' compensation under the 2022 Annual Incentive Plan was weighted 75% based on performance under the quantitative component and 25% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2022— Annual Incentive Compensation” above for a description of the hurdles and payout amounts applicable to these individuals under the 2022 Annual Incentive Plan.

(7)The PSU awards granted during the year ended December 31, 2022, may be earned (or not) based upon our three-year TSR performance as measured against the identified performance peer group of comparable companies for a performance period that commenced on January 1, 2022 and ends on December 31, 2024. Pursuant to these PSU awards, our NEOs are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the respective target amount of PSUs awarded. In order to achieve threshold, target and maximum payouts under the PSUs, our TSR performance relative to the identified performance peer group over the performance period must rank at or above the 30th percentile, 50th percentile or 80th percentile, respectively. If our TSR over the performance period ranks below the threshold performance level, all of the PSUs will be forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards of our NEOs as of December 31, 2022, except that the number of shares, units or other rights amounts reported have been updated to reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Steven R. Mumma (3)	97,084	$994,150	81,300	$832,520
Jason T. Serrano (4)	147,136	$1,506,693	141,674	$1,450,757
Nathan R. Reese (5)	31,428	$321,833	44,984	$460,646
Kristine R. Nario-Eng (6)	47,446	$485,862	50,607	$518,226

(1)Value is determined by multiplying the number of unvested shares of restricted stock or shares of common stock underlying unvested RSUs, as the case may be, by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year (adjusted to reflect our one-for-four reverse stock split effected on March 9, 2023).

(2)Represents, as of December 31, 2022, shares of common stock underlying the unearned PSUs granted to our NEOs on January 27, 2022 and January 27, 2021 at target performance levels. See "—Other Compensation Arrangements" for information regarding the various forfeiture and vesting provisions under the form of award agreements for our equity awards.

(3)Mr. Mumma received a restricted stock grant of 62,203 shares on February 4, 2020 as part of his 2019 compensation package, of which 20,734 were unvested and outstanding as of December 31, 2022 (which shares vested on February 4, 2023). Mr. Mumma received a restricted stock grant totaling 35,340 shares on January 27, 2021 as part of his 2020 compensation package, of which 23,560 were unvested and outstanding as of December 31, 2022 (with 11,780 shares having vested on January 27, 2023, while an additional 11,780 shares will vest on January 27, 2024. Mr. Mumma received a restricted stock grant totaling 52,790 shares on January 27, 2022 as part of his 2021 compensation package, all of which were unvested and outstanding as of December 31, 2022 (with 17,597 shares having vested on January 27, 2023, while 17,597 will vest on January 27, 2024 and the remaining 17,596 will vest on January 27, 2025). See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

(4)Mr. Serrano received a restricted stock grant of 51,836 shares on February 4, 2020 as part of his 2019 compensation package. Of this amount, 17,278 shares were unvested and outstanding as of December 31, 2022 (which shares vested on February 4, 2023). Mr. Serrano received a restricted stock grant totaling 29,450 shares on January 27, 2021 as part of his 2020 compensation package, of which 19,633 were unvested and outstanding as of December 31, 2022 (with 9,816 shares having vested on January 27, 2023, while an additional 9,817 shares will vest on January 27, 2024, provided the NEO remains employed by us as of such date). Mr. Serrano received a restricted stock grant totaling 43,992 shares on January 27, 2022 as part of his 2021 compensation package, all of which were unvested and outstanding as of December 31, 2022 (with 14,664 shares having vested on January 27, 2023, while an additional 29,328 shares will vest in two equal installments on each of January 27, 2024 and January 27, 2025, provided the NEO remains employed by us as of such dates). Mr. Serrano received an RSU grant totaling 20,064 RSUs on January 1, 2020, of which 6,688 were unvested and outstanding as of December 31, 2022 (which RSUs vested on January 1, 2023). Mr. Serrano received an RSU grant totaling 33,875 RSUs on January 1, 2021, of which 22,583 were unvested and outstanding as of December 31, 2022 (with 11,292 RSUs having vested on January 1, 2023, while the remaining 11,291 will vest on January 1, 2024, provided the NEO remains employed by us as of such date). Mr. Serrano received an RSU grant totaling 36,962 RSUs on January 27, 2022, all of which were unvested and outstanding as of December 31, 2022 (with 12,321 RSUs having vested on January 1, 2023, while 12,321 will vest on January 1, 2024 and the remaining 12,320 will vest on January 1, 2025, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2023 grant to Mr. Serrano are not included in the table above because they were not outstanding at December 31, 2022. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

(5)Mr. Reese received a restricted stock grant totaling 9,873 shares on February 4, 2020 as part of his 2019 compensation package, of which 3,291 were unvested and outstanding as of December 31, 2022 (which shares vested on February 4, 2023). Mr. Reese received a restricted stock grant totaling 1,636 shares on January 27, 2021 as part of his 2020 compensation package, of which 1,091 were unvested and outstanding as of December 31, 2022 (with 545 shares having vested on January 27, 2023, while the remaining 546 shares will vest on January 27, 2024, provided the NEO remains employed by us as of such date). Mr. Reese received a restricted stock grant totaling 6,089 shares on January 27, 2022 as part of his 2021 compensation package, all of which were unvested and outstanding as of December 31, 2022 (with 2,030 shares having vested on January 27, 2023, while 2,030 will vest on January 27, 2024 and the remaining 2,029 will vest on January 27, 2025, provided the NEO remains employed by us as of such dates). Mr. Reese received an RSU grant totaling 6,688 RSUs on January 1, 2020, of which 2,229 were unvested and outstanding as of December 31, 2022 (which RSUs vested on January 1, 2023). Mr. Reese received an RSU grant totaling 11,291 RSUs on January 1, 2021, of which 7,527 were unvested and outstanding as of December 31, 2022 (with 3,764 RSUs having vested on January 1, 2023, while the remaining 3,763 will vest on January 1, 2024, provided the NEO remains employed by us as of such date). Mr. Reese received an RSU grant totaling 11,201 RSUs on January 27, 2022, all of which were unvested and outstanding as of December 31, 2022 (with 3,734 RSUs having vested on January 1, 2023, while 3,734 will vest on January 1, 2024 and the remaining 3,733 will vest on January 1, 2025, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2023 grant are not included in the table above because they were not outstanding at December 31, 2022. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

(6)Ms. Nario-Eng received a restricted stock grant totaling 9,873 shares on February 4, 2020 as part of her 2019 compensation package, of which 3,291 were unvested and outstanding as of December 31, 2022 (which shares vested on February 4, 2023). Ms. Nario-Eng received a restricted stock grant totaling 11,044 shares on January 27, 2021 as part of her 2020 compensation package, of which 7,363 were unvested and outstanding as of December 31, 2022 (with 3,681 shares having vested on January 27, 2023, while the remaining 3,682 will vest on January 27, 2024, provided the NEO remains employed by us as of such date). Ms. Nario-Eng received a restricted stock grant totaling 13,216 shares on January 27, 2022 as part of her 2021 compensation package, all of which were unvested and outstanding as of December 31, 2022 (with 4,405 shares having vested on January 27, 2023, while while 4,406 will vest on January 27, 2024 and the remaining 4,405 will vest on January 27, 2025, provided the NEO remains employed by us as of such dates). Ms. Nario-Eng received an RSU grant totaling 7,524 RSUs on January 1, 2020, of which 2,508 were unvested and outstanding as of December 31, 2022 (which RSUs vested on January 1, 2023). Ms. Nario-Eng received an RSU grant totaling 12,703 RSUs on January 1, 2021, of which 8,468 were unvested and outstanding as of December 31, 2022 (with 4,234 RSUs having vested on January 1, 2023, while the remaining 4,234 will vest on January 1, 2024, provided the NEO remains employed by us as of such date). Ms. Nario-Eng received an RSU grant totaling 12,600 RSUs on January 27, 2022, all of which were unvested and outstanding as of December 31, 2022 (with 4,200 RSUs having vested on January 1, 2023, while the remaining 8,400 will vest in two equal installments on each of January 1, 2024 and January 1, 2025, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2023 grant are not included in the table above because they were not outstanding at December 31, 2022. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

Vested Equity Awards

The following table presents information concerning the vesting of restricted stock, RSUs and PSUs for our NEOs during the fiscal year ended December 31, 2022, except that the number of shares, units or other rights amounts reported have been updated to reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	121,853	$1,517,973
Jason T. Serrano	117,630	$1,604,628
Nathan R. Reese	21,698	$271,336
Kristine R. Nario-Eng	26,836	$339,972

(1)Value is determined by multiplying the number of shares (including those issued upon settlement of the corresponding vested RSUs and PSUs) by the closing sale price on the Nasdaq Global Select Market on the date on which such shares vested, as adjusted for our one-for-four reverse stock split effected on March 9, 2023.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. As such, we annually monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2022, the annual total compensation of Mr. Serrano, our Chief Executive Officer, of $4,770,331, as shown in the Summary Compensation Table (the “CEO Compensation”), was approximately 22.45 times the annual total compensation of our median employee calculated in the same manner of $212,488.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the CEO Compensation, we took the following steps:

•We determined that, as of December 31, 2022, our employee population, excluding our Chief Executive Officer, consisted of 74 individuals. We did not have part-time, temporary or seasonal employees as of December 31, 2022. If any permanent employee was employed for less than the full fiscal year, we annualized such employee's total compensation.

•We used a consistently applied compensation measure to identify our median employee of comparing the annual base salary, incentive award (including restricted shares earned as part of an incentive award), bonus and any dividends paid on restricted shares for the year ended December 31, 2022.

•We identified our median employee by consistently applying this compensation measure to all of our employees, excluding our Chief Executive Officer. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2022 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $212,488.

•With respect to the annual total compensation of our Chief Executive Officer, we used the amount calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and reported in the “Total” column of the Summary Compensation Table included in this proxy statement and incorporated by reference in Item 11 of Part III of our 2022 Annual Report.

Pay Versus Performance Table

The following table should be read in conjunction with the related footnotes set forth below and the information under the captions “Compensation Discussion and Analysis” beginning on page 39 and “Executive Compensation—Summary Compensation Table” on page 60. We summarize below the pay versus performance information for the fiscal years ended December 31, 2022, 2021, 2020, 2019 and 2018 for each of Messrs. Mumma, Serrano and Reese and Ms. Nario-Eng.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3) (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net (Loss) Income Attributable to Company's Common Stockholders ($ in Thousands)	Economic Return on Adjusted Book Value (7)
2022	$4,770,331	$3,545,666	$1,539,435	$956,995	$73.38	$81.53	$(340,577)	(7.4)%
2021	$5,384,052	$4,233,385	$2,667,344	$2,145,690	$92.63	$111.09	$144,176	8.7%
2020	$4,320,874	$1,243,566	$2,110,067	$1,063,478	$83.71	$96.07	$(329,696)	(14.5)%
2019	$4,968,870	$6,436,416	$2,574,041	$2,624,620	$131.03	$118.27	$144,835	16.9%
2018	$3,345,728	$3,735,575	$1,023,080	$1,142,689	$108.91	$97.48	$79,186	7.5%

(1)Amounts include compensation paid to Mr. Serrano as Chief Executive Officer and President for the year ended December 31, 2022 and to Mr. Mumma as Chief Executive Officer for the years ended December 31, 2018 through December 31, 2021.

(2)The following table reconciles Summary Compensation Table Total to Compensation Actually Paid for our PEO for the years ended December 31, 2022, 2021, 2020, 2019 and 2018:

	2022	2021	2020	2019	2018
Reported Summary Compensation Table Total	$4,770,331	$5,384,052	$4,320,874	$4,968,870	$3,345,728
Adjustments:
Deduction for amounts reported under the Stock Awards Column of Summary Compensation Table	(2,397,554)	(3,169,451)	(2,511,426)	(2,777,717)	(1,618,687)
Increase for fair value at year-end of awards granted during year that remain unvested as of year-end	2,020,131	3,377,393	1,903,641	3,340,950	2,139,108
(Deduction) increase for change in fair value of awards granted in prior years that are outstanding and unvested as of year-end	(822,869)	(705,433)	(1,184,365)	863,361	(59,673)
(Deduction) increase for change in fair value from prior year-end to vesting date of awards granted in prior years that vested during the year	(24,373)	(653,176)	(1,285,158)	40,952	(70,901)
Total Adjustments	(1,224,665)	(1,150,667)	(3,077,308)	1,467,546	389,847
Compensation Actually Paid	$3,545,666	$4,233,385	$1,243,566	$6,436,416	$3,735,575

(3)Amounts include compensation paid to Messrs. Mumma and Reese and Ms. Nario-Eng for the year ended December 31, 2022, to Messrs. Serrano and Reese and Ms. Nario-Eng for the years ended December 31, 2019 through December 31, 2021 and to Mr. Reese and Ms. Nario-Eng for the year ended December 31, 2018.

(4)The following table reconciles Average Summary Compensation Table Total to Average Compensation Actually Paid for our non-PEOs for the years ended December 31, 2022, 2021, 2020, 2019 and 2018:

	2022	2021	2020	2019	2018
Reported Average Summary Compensation Table Total	$1,539,435	$2,667,344	$2,110,067	$2,574,041	$1,023,080
Adjustments:
Deduction for amounts reported under the Stock Awards Column of Summary Compensation Table	(474,366)	(1,447,278)	(1,150,102)	(1,468,061)	(344,422)
Increase for fair value at year-end of awards granted during year that remain unvested as of year-end	383,690	1,543,897	863,102	1,357,383	478,891
(Deduction) increase for change in fair value of awards granted in prior years that are outstanding and unvested as of year-end	(433,587)	(334,265)	(544,555)	157,789	(7,673)
(Deduction) increase for change in fair value from prior year-end to vesting date of awards granted in prior years that vested during the year	(58,177)	(284,008)	(215,034)	3,468	(7,187)
Total Adjustments	(582,440)	(521,654)	(1,046,589)	50,579	119,609
Average Compensation Actually Paid	$956,995	$2,145,690	$1,063,478	$2,624,620	$1,142,689

(5)Total Shareholder Return and Peer Group Total Shareholder Return assumes $100 invested at December 31, 2017.

(6)Peer Group referenced for purpose of the Total Stockholder Return comparison consists of the FTSE National Association of Real Estate Investment Trusts Mortgage REIT Index.

(7)Adjusted book value represents a non-GAAP financial measure. See Annex A -"Non-GAAP Financial Measures" for a reconciliation of GAAP book value to adjusted book value.

Description of Relationships between Pay and Performance

Total Shareholder Return

The following graph illustrates the relationship between compensation actually paid to our NEOs and Company and peer group total shareholder return on a cumulative basis assuming investment of $100 on December 31, 2017:

Compensation Actually Paid Versus
Total Shareholder Return
Compensation Actually Paid
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$131.03
$108.91
$111.09
$118.27
$96.07
$97.48
$81.53
$92.63
$83.71
$73.38
2018
2019
2020
2021
2022
$120
$60
$0
Value of Initial Fixed $100
Investment Based on Total
Shareholder Return
PEO
Average Non-PEO NEOs
Company Total Shareholder Return
Peer Group Total Shareholder Return

Net Income Attributable to Company's Common Stockholders

The following graph illustrates the relationship between compensation actually paid to our NEOs and our net income attributable to Company's common stockholders on an annual basis:

Compensation Actually Paid Versus Net Income (Loss)
Attributable to Company's Common Stockholders
Compensation Actually Paid
$6,000,000
$4,000,000
$2,000,000
$0
$200
$0
$(200)
$(400)
Net Income (Loss) Attributable to Company's Common Stockholders ($ in Millions)
$79.2
$144.8
$(329.7)
$144.2
$(340.6)
2018
2019
2020
2021
2022
PEO
Average Non-PEO NEOs
Net Income Attributable to Company's Common Stockholders

Economic Return on Adjusted Book Value

The following graph illustrates the relationship between compensation actually paid to our NEOs and our economic return on adjusted book value on an annual basis:

Compensation Actually Paid Versus
Economic Return on Adjusted Book Value
Compensation Actually Paid
$6,000,000
$4,000,000
$2,000,000
$0
Economic Return on Adjusted Book Value
20%
0%
(20)%
7.5%
16.9%
(14.5)%
8.7%
(7.4)%
2018
2019
2020
2021
2022
PEO
Average Non-PEO NEOs
Economic Return on Adjusted Book Value

Important Financial Measures

The following financial performance measures represent the most important financial performance measures used by us in linking executive compensation actually paid to our NEOs during 2022 to our performance for that year:

•Economic return on adjusted book value per common share;
•Undepreciated earnings (loss) per common share;
•Total stockholder return; and
•Net interest spread.

Pension Benefits

We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.

Nonqualified Deferred Compensation

We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our NEOs contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability. Under the restricted stock award agreements, if an NEO’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death. If an NEO’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. For restricted stock awards made to Mr. Reese, if we experience a change in control, the unvested restricted shares issued under the agreement to Mr. Reese will not accelerate or vest solely due to a change in control, but would instead require that Mr. Reese's employment with us be terminated within 24 months of our change in control by us without Cause (as defined in the applicable restricted stock award agreement) or by Mr. Reese for Good Reason (as defined in the applicable restricted stock award agreement). For those NEOs with whom we have an employment agreement, the vesting or acceleration of unvested shares upon a termination for cause or resignation for good reason will be determined based on the terms of such employment agreement.

Restricted stock award agreements entered into by us with our NEOs generally provide for the grant of shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions, although under some circumstance the restricted stock award agreements may provide for other vesting periods. The holders of these restricted shares of common stock issued by us are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares. The restricted stock award agreements we have entered into with our NEOs for awards made in 2023 are substantially in the form of our 2022 restricted stock award agreement.

Performance Stock Unit Award Agreements

The Compensation Committee and the Board of Directors have previously approved the form of PSU Agreement pursuant to which we have made PSU Awards since 2018. The PSU Agreements contain certain terms as described under “Long-Term Equity Incentive Compensation” set forth herein.

Since 2020, the PSU Agreements provide that an NEO has the right to receive settlement of his or her PSUs in amounts ranging from 0% to 200% of the target number of PSUs that vest and become earned and non-forfeitable based on the attainment of relative TSR hurdles during the performance period (which, in the case of a 2023 PSU, is January 1, 2023 through December 31, 2025) as measured against an identified performance peer group. Pursuant to the 2020 PSU Agreement, 2021 PSU Agreement and 2022 PSU Agreement (the “2020-2022 PSU Agreements”), an awardee was entitled to 50%, 100% and 200% of the target PSUs upon achievement of relative total shareholder return at the 30th, 50th and 80th, respectively, percentile ranking among the identified performance peer group for the performance period. Pursuant to the 2023 PSU Agreements (the “2023 PSU Agreements”), an awardee was entitled to 50%, 100% and 200% of the target PSUs upon achievement of relative total shareholder return at the 25th, 50th and 75th, respectively, percentile ranking among the identified performance peer group for the performance period.

Pursuant to the 2020-2022 PSU Agreements and 2023 PSU Agreements, except as set forth below or as otherwise provided in an employment agreement between the awardee and us or as otherwise determined by the Compensation Committee, upon any termination of an awardee’s employment or service relationship with us or our affiliates for any reason prior to the end of the performance period, any unearned PSUs will terminate automatically without any further action by us:

•if an NEO’s employment with the Company is terminated due to the NEO’s Retirement (as defined in such PSU Agreements) prior to the end of the performance period, the target PSUs will be reduced on a pro-rata basis to reflect (x) the number of days in which the NEO was employed from the date of grant through the date of the NEO’s retirement, divided by (y) the number of days in the performance period. In this case, the prorated number of target PSUs will remain outstanding and eligible to vest and become earned PSUs to the extent to which the Company satisfies the performance goal set forth in the applicable PSU Agreement, which will be determined by the Compensation Committee in its sole discretion following the end of the performance period (while any PSUs under these agreements that do not become earned PSUs shall be automatically forfeited); and

•upon a change in control of our Company, the performance period will end on the date of the change in control and the Compensation Committee will determine the number of PSUs under those agreements that are eligible to be earned to the extent that the performance goal has been satisfied through the date of the change in control (the “Eligible CIC PSUs”). In this case, the number of Eligible CIC PSUs will vest and become earned if the NEO remains employed through the requisite service period for the award. If the NEO’s employment with us is terminated within 24 months of the date of the change in control without Cause (as defined in such PSU Agreement) or by the NEO for Good Reason (as defined in such PSU Agreement) and prior to the end of the requisite service period, the Eligible CIC PSUs will be deemed vested. Appropriate amounts of shares will be issued to the holders (including zero if the performance goal was not satisfied). For purposes of the definitions of Cause and Good Reason as it relates to our NEOs with whom we have an employment agreement, such definitions contained in the applicable employment agreement will control.

The 2020-2022 PSU Agreements and 2023 PSU Agreements also provide for a DER that will be paid when the applicable PSUs are earned and vest. The DERs may be settled in cash or stock at the discretion of the Compensation Committee.

Following the Compensation Committee’s certification of the performance goal attainment level, but in no event later than 60 days following the date the relevant performance period ends, the NEO will receive a number of shares of common stock equal to the number of earned PSUs.

Restricted Stock Unit Award Agreements

The Compensation Committee and the Board of Directors have previously approved the form of RSU Agreement pursuant to which we have made RSU Awards since 2020. In January 2023, the Compensation Committee and the Board of Directors approved the form of RSU Agreement pursuant to which we have made RSU Awards under the 2023 Long-Term EIP (the “2023 RSU Agreement”), which agreement is substantially in the form of RSU Agreements memorializing the 2020 RSUs (the "2020 RSU Agreement"), the 2021 RSUs (the "2021 RSU Agreement") and 2022 RSUs (the "2022 RSU Agreement" and, together with the 2023 RSU Agreement, 2021 RSU Agreement and the 2020 RSU Agreement, the "2020-2023 RSU Agreements"). To the extent vested, each RSU represents the right to receive one share of our common stock, subject to the terms and conditions set forth in the applicable RSU Agreement and the 2017 Stock Plan. Subject to certain exceptions, unless and until the RSUs vest, the NEO will have no right to receive any shares or other payments in respect of such RSUs. In addition, each RSU includes a corresponding DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the RSU to which the DER corresponds. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the applicable RSU Agreement, in an amount equal to any dividends paid by us in respect of the common share underlying the RSU. Upon the date that the RSU becomes vested, the DER with respect to such vested RSU will become vested. Similarly, upon the forfeiture of an RSU, the DER with respect to such forfeited RSU will also be forfeited. Settlement of vested RSUs and payments with respect to vested DERs will be made as soon as practicable, and within 60 days, after the date that such RSU and DER vests. The RSUs will vest ratably over 3 years at the beginning of each fiscal year following the grant date.

The 2020-2023 RSU Agreements contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control and subsequent termination of employment without Cause (as defined in the applicable RSU Agreement) or for Good Reason (as defined in the applicable RSU Agreement). Under the applicable RSU Agreement, if the NEO’s employment with us is terminated due to death, the unvested RSUs under that agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the unvested RSUs under that agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. In addition, unvested RSUs issued to our NEOs will not accelerate or vest solely due to a change in control, but would instead require that the NEO’s employment with us be terminated within 24 months of our change in control by us without Cause (as defined in the applicable RSU Agreement) or by the NEO for Good Reason (as defined in the applicable RSU Agreement). For those NEOs with whom we have an employment agreement, any unvested RSUs will be deemed vested if such NEO’s employment is terminated without Cause or for Good Reason, each as defined in the applicable employment agreement, during any portion of the requisite service period.

Employment Agreements

2022 Mumma Employment Agreement. On December 23, 2021, we entered into the 2022 Mumma Employment Agreement with Steven R. Mumma, in connection with his appointment as our Executive Chairman. The Mumma Employment Agreement became effective on January 1, 2022 and ended on December 31, 2022.

Pursuant to the terms of the 2022 Mumma Employment Agreement, effective as of December 31, 2022, (i) all of Mr. Mumma’s unvested restricted stock awards and PSU awards granted to Mr. Mumma will remain outstanding and continue to vest on their original vesting dates without regard to any requirement that Mr. Mumma remain continuously employed by us on each vesting date except that the extent to which his PSU awards will vest and become earned will remain subject to the applicable performance metrics calculated through the end of the applicable performance period, (ii) any unvested RSUs held by Mr. Mumma immediately prior to the expiration date of the 2022 Mumma Employment Agreement that would have vested on January 1, 2023 were immediately vested on such expiration date and all remaining unvested restricted stock units that had not vested as of the expiration date were forfeited and (iii) subject to certain conditions, we will pay Mr. Mumma an amount equal to the required premiums under COBRA for Mr. Mumma to continue to participate in the Company health insurance plan in which he was enrolled immediately prior to December 31, 2022 through the date that he attains age 65.

Pursuant to the 2022 Mumma Employment Agreement, Mr. Mumma is, under certain conditions, subject to one‑year post-employment non-competition and non-solicitation covenants, as well as confidentiality covenants.

Serrano Employment Agreement. On December 23, 2021, we entered into an employment agreement with Jason T. Serrano, our President, in connection with his appointment as our Chief Executive Officer and President (the “Serrano Employment Agreement”), effective as of January 1, 2022. The Serrano Employment Agreement has a two-year term, beginning on January 1, 2022 and ending on December 31, 2023 (unless sooner terminated in accordance with the terms thereof) and is subject to potential automatic annual one-year renewals after the initial term. Pursuant to the Serrano Employment Agreement, in the event we fail to provide Mr. Serrano with written notice of our determination not to extend the term of the Serrano Employment Agreement at least 90 days prior to the expiration date of the initial or any applicable renewal term, the Serrano Employment Agreement will be automatically extended for an additional one-year period following the end of such term.

Pursuant to the Serrano Employment Agreement, Mr. Serrano is entitled to an annualized base salary of $825,000, subject to future increases at the discretion of the Compensation Committee or the Board of Directors. Mr. Serrano is also eligible to earn annual incentive bonuses based on the level of achievement of specified performance measures set by the Compensation Committee. No later than March 31 of each fiscal year during the term of the Serrano Employment Agreement, the Compensation Committee will adopt the Bonus Plan that will set forth the performance criteria for the fiscal year. If we or Mr. Serrano satisfy the performance criteria contained in the Bonus Plan for a fiscal year, Mr. Serrano will receive an annual incentive bonus in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board of Directors, if required. Additionally, Mr. Serrano is eligible to participate in our 2017 Stock Plan to receive annual long-term incentive awards with respect to shares of our common stock. The Compensation Committee will approve any such awards made to Mr. Serrano pursuant to the 2017 Stock Plan and each award will be governed by the terms and conditions of the 2017 Stock Plan and the applicable award agreement.

If we terminate Mr. Serrano’s employment without Cause or due to Non-Renewal or Mr. Serrano terminates his employment with us for Good Reason (as each such term is defined under the caption "— Certain Compensation Arrangements Definitions" below), Mr. Serrano would be entitled to the following (as applicable, and subject to satisfaction of the release requirements set forth in the Serrano Employment Agreement): (a) an amount equal to the product of (i) two, multiplied by (ii) the sum of (A) Mr. Serrano’s annual base salary at the time of such termination, plus (B) the average annual incentive bonus earned by Mr. Serrano during the two most recently completed fiscal years prior to the year in which the termination occurs, such payment to be paid in lump sum; (b) COBRA reimbursements (or substitute payments) for him and his eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If Mr. Serrano’s employment is terminated due to his death, each of his designated beneficiaries would be entitled (subject to satisfaction of the release requirements set forth in the Serrano Employment Agreement) to the following: (a) an amount equal to the sum of Mr. Serrano’s (i) annual base salary for the year in which the termination took place and (ii) his target bonus for the year in which the termination took place; (b) acceleration of any outstanding unvested equity awards held by such Mr. Serrano; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period; and (c) continued benefits for his surviving spouse or other dependents covered under his health insurance policy as of the date of his death for a period of 18 months.

If Mr. Serrano’s employment is terminated due to his disability, he would be entitled (subject to satisfaction of the release requirements set forth in the Serrano Employment Agreement) to the following: (a) all amounts to which he is entitled under the disability plans, programs and policies maintained by us or in connection with employment by us; (b) COBRA reimbursements for him and his eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If we terminate Mr. Serrano’s employment with Cause or Mr. Serrano terminates his employment with us for other than Good Reason, we will not have any further obligations to him other than payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given and all reasonable and customary expenses incurred by him in performing his duties prior to the date of termination.

Pursuant to the Serrano Employment Agreement, Mr. Serrano is, under certain conditions, subject to one‑year post-employment non-competition and non-solicitation covenants, as well as confidentiality covenants.

Mah and Nario-Eng Employment Agreements. On February 1, 2022, we entered into an employment agreement with Kristine R. Nario-Eng, our Chief Financial Officer (the “Nario-Eng Employment Agreement”). On December 13, 2022, we entered into a substantially similar employment agreement with Nicholas Mah, our President, which took effect on January 1, 2023 (the “Mah Employment Agreement”). Each of the Mah and Nario-Eng Employment Agreements have a two-year term (unless sooner terminated in accordance with the terms thereof) and are subject to potential automatic annual one-year renewals after the initial term. The term of the Nario-Eng Employment Agreement began on February 1, 2022 and ends on January 31, 2024. The term of the Mah Employment Agreement began on January 1, 2023 and ends on December 31, 2024. Pursuant to the Mah and Nario-Eng Employment Agreements, in the event we fail to provide Mr. Mah or Ms. Nario-Eng with written notice of our determination not to extend the term of their respective employment agreement at least 90 days prior to the expiration date of the initial or any applicable renewal term, the Mah and/or Nario-Eng Employment Agreement, as applicable, will be automatically extended for an additional one-year period following the end of such term.

Pursuant to their respective employment agreements, Mr. Mah and Ms. Nario-Eng are entitled to annualized base salaries of $625,000 and $450,000, respectively. Mr. Mah’s and Ms. Nario-Eng’s base salaries are subject to future increases at the discretion of the Compensation Committee or the Board of Directors. Mr. Mah and Ms. Nario-Eng are also eligible to earn annual incentive bonuses based on the level of achievement of specified performance measures set by the Compensation Committee. No later than March 31 of each fiscal year during the term of each of the Mah and Nario-Eng Employment Agreements, the Compensation Committee will adopt the Bonus Plan that will set forth the performance criteria for the fiscal year. If we or Mr. Mah or Ms. Nario-Eng, as applicable, satisfy the performance criteria contained in the Bonus Plan for a fiscal year, Mr. Mah or Ms. Nario-Eng, as applicable, will receive an annual incentive bonus in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board of Directors, if required. Additionally, Mr. Mah and Ms. Nario-Eng are eligible to participate in our 2017 Stock Plan to receive annual long-term incentive awards with respect to shares of our common stock. The Compensation Committee will approve any such awards made to Mr. Mah or Ms. Nario-Eng pursuant to the 2017 Stock Plan and each award will be governed by the terms and conditions of the 2017 Stock Plan and the applicable award agreement.

If we terminate Mr. Mah’s or Ms. Nario-Eng’s employment without Cause or due to Non-Renewal or if Mr. Mah or Ms. Nario-Eng terminate their respective employment with us for Good Reason (as each such term is defined under the caption "— Certain Compensation Arrangements Definitions" below), Mr. Mah or Ms. Nario-Eng, as applicable, would be entitled to the following (subject to satisfaction of the release requirements set forth in their applicable employment agreement): (a) an amount equal to the product of (i) one and one-half, in the case of Mr. Mah, or one, in the case of Ms. Nario-Eng, multiplied by (ii) the sum of (A) Mr. Mah’s or Ms. Nario-Eng’s annual base salary at the time of such termination, plus (B) the average annual incentive bonus earned by Mr. Mah or Ms. Nario-Eng during the two most recently completed fiscal years prior to the year in which the termination occurs, such payments to be paid in lump sum; (b) COBRA reimbursements (or substitute payments) for Mr. Mah or Mr. Nario-Eng and their eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If Mr. Mah’s or Ms. Nario-Eng’s employment is terminated due to their death, each of their designated beneficiaries would be entitled (subject to satisfaction of the release requirements set forth in their applicable employment agreement) to the following: (a) an amount equal to the sum of Mr. Mah’s or Ms. Nario-Eng’s (i) annual base salary for the year in which the termination took place and (ii) their target bonus for the year in which the termination took place; (b) acceleration of any outstanding unvested equity awards held by Mr. Mah or Ms. Nario-Eng, as applicable; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period; and (c) continued benefits for their surviving spouse or other dependents covered under Mr. Mah’s or Ms. Nario-Eng’s health insurance policy as of the date of their death for a period of 18 months.

If Mr. Mah’s or Ms. Nario-Eng’s employment is terminated due to their disability, they would be entitled (subject to satisfaction of the release requirements set forth in their applicable employment agreement) to the following: (a) all amounts to which they are entitled under the disability plans, programs and policies maintained by us or in connection with their employment by us; (b) COBRA reimbursements for Mr. Mah or Mr. Nario-Eng, as applicable, and their eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If we terminate Mr. Mah’s or Ms. Nario-Eng’s employment with Cause or if Mr. Mah or Ms. Nario-Eng terminates their employment with us for other than Good Reason, we will not have any further obligations to Mr. Mah or Ms. Nario-Eng, other than payment of their full base salary through the date of termination at the rate in effect at the time notice of termination is given and all reasonable and customary expenses incurred by Mr. Mah or Ms. Nario-Eng, as applicable, in performing their duties prior to the date of termination.

Pursuant to the Mah and Nario-Eng Employment Agreements, Mr. Mah and Ms. Nario-Eng each are, under certain conditions, subject to one‑year post-employment non-competition and non-solicitation covenants, as well as confidentiality covenants.

Change in Control Agreement

On February 1, 2022, we entered into a change in control agreement with Nathan R. Reese, our then-Chief Operating Officer and Secretary (the “Change in Control Agreement”). We may enter into the Change in Control Agreement with certain of our other employees as may be identified by our Board of Directors from time to time in substantially the form of the Change in Control Agreement. The material terms of the Change in Control Agreement are as follows:

Term: The Change in Control Agreement has a one-year term (subject to earlier termination if the executive is no longer employed by the Company) and is subject to potential automatic annual one-year renewals after the initial term. Pursuant to the Change in Control Agreement, in the event we fail to provide the executive with written notice of our determination not to extend the term of the Change in Control Agreement at least 60 days prior to the expiration date of the initial or any applicable renewal term, the Change in Control Agreement will be automatically extended for an additional one-year period following the end of such term (subject to earlier termination if the executive is no longer employed by us).

Termination/Severance: If during the term of the Change in Control Agreement the executive’s employment is terminated by us without Cause (and not as a result of his or her death or disability) or by the executive for Good Reason (as each such term is defined under the caption "— Certain Compensation Arrangements Definitions" below), in each case on or within 12 months following a Change in Control (as such term is defined in the 2017 Stock Plan), the executive would be entitled to the following (subject to satisfaction of the release requirements set forth in the Change in Control Agreement): (a) an amount equal to the product of (i) one, multiplied by (ii) the sum of (A) the executive’s annual base salary at the time of such termination, plus (B) the average annual cash incentive bonus earned by the executive during the two most recently completed fiscal years prior to the year in which the termination occurs; and (b) COBRA reimbursements (or substitute payments) for the executive and his or her eligible dependents for up to 12 months. Upon termination for any other reason, the executive will be entitled to accrued but unpaid wages owed through the date of termination, any benefits to which the executive may be entitled in accordance with our established employee plans and payment for any unreimbursed reimbursable expenses incurred prior to the termination date.

Restrictive Covenant: Pursuant to the Change in Control Agreement, the executive is subject to a confidentiality covenant.

Certain Compensation Arrangements Definitions

The restricted stock award agreements, performance stock unit award agreements and restricted stock unit award agreements we enter into with our NEOs define the terms Retirement, Cause, and Good Reason, unless otherwise defined in an NEO’s employment, consulting and/or severance agreement with us. Because we have entered into an employment agreement or change in control agreement with each of our NEOs, the definitions of Cause and Good Reason in each NEO’s employment agreement or change in control agreement apply to such NEO’s restricted stock award agreements, performance stock unit award agreements and restricted stock unit award agreements. As used in our performance stock award agreements, Retirement has the definition set forth below.

•“Retirement” means an NEO’s voluntary resignation from the Company that occurs (a) on or after the completion of 10 or more full years of service with the Company (which need not be continuous) and (b) when the sum of the NEO’s age and years of service with the Company equals or exceeds 70 (in each case, measured in years and rounded down to the nearest whole number).

The 2022 Mumma Employment Agreement, Serrano Employment Agreement, Nario-Eng Employment Agreement, and Mah Employment Agreement (collectively, the “NEO Employment Agreements”) define certain terms as set forth below.

•“Cause” means a determination by a majority of the members of the Board of Directors (other than the NEO, if the NEO serves on the Board of Directors) that the NEO: (i) committed fraud or misappropriated, stole or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with a transaction entered into on behalf of the Company or an affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board of Directors brings the NEO into disrepute or is likely to cause harm to the Company’s (or any affiliate of the Company’s) business, reputation, financial condition or prospects, (iii) has failed to perform (other than by reason of illness or temporary disability) their duties under their respective NEO Employment Agreement and has not corrected their performance within 30 days after such NEO receives notice from the Board of Directors that such NEO is failing to perform their duties, (iv) has violated or breached any material law or regulation to the detriment of the Company or any affiliates of the Company or its business, or (v) has breached any of their duties or obligations under their respective NEO Employment Agreement where such breach causes or is reasonably likely to cause material harm to the Company. With respect to the 2022 Mumma and Serrano Employment Agreements, the potential harm to the Company under clause (ii) and the detriment to the Company under clause (iv) must be material in order for Cause to arise. Additionally, the 2022 Mumma Employment Agreement required the Board of Directors to provide Mr. Mumma with notice of any meeting for the Board of Directors called for the purpose of assessing whether there was Cause to terminate Mr. Mumma’s employment with the Company and to provide Mr. Mumma with an opportunity to be heard before the Board of Directors. With respect to the Mah Employment Agreement, Mr. Mah’s ability to correct his performance pursuant to clause (iii) above is limited to situations where such failure to perform is capable of correction.

•“Good Reason” means, unless otherwise consented to by the NEO: (i) the Company’s failure to comply with any material provision of an NEO’s respective NEO Employment Agreement which has not been cured within 30 days after the NEO notifies the Company of such failure, (ii) the assignment to the NEO of duties inconsistent with the NEO’s position with the Company or a substantial adverse alteration in the nature or status of the NEO’s responsibilities (except that, with respect to the NEO Employment Agreements other than the 2022 Mumma Employment Agreement, (A) a determination by the Nominating & Corporate Governance Committee not to nominate the NEO for re-election as a director of the Company, if such NEO serves as a director, or (B) a failure by the Company’s stockholders to elect the NEO as a director of the Company will not be deemed to be Good Reason), (ii) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (iv) relocation of the Company’s principal place of business outside of the Borough of Manhattan in New York City, or (v) the Company’s failure to pay the NEO’s annual base salary or any incentive bonus to which they are entitled under the Company’s bonus plans. With respect to the Mah Employment Agreement, Good Cause does not arise when Mr. Mah is assigned inconsistent duties under clause (ii) above. Additionally, under the Mah Employment Agreement, the Company has 30 days following receipt of notice from Mr. Mah of any condition that may give rise to Good Cause to correct such condition.

The Change in Control agreement we entered into with Mr. Reese defines certain terms as set forth below.

•“Cause” means a determination by the Company in its sole discretion that Mr. Reese has: (a) engaged in gross negligence or willful misconduct in the performance of his duties to the Company or its affiliates, (b) materially breached any material provision of any written agreement between Mr. Reese and the Company or its affiliates or corporate policy or code of conduct of the Company that is applicable to Mr. Reese; (c) willfully engaged in conduct that is materially injurious to the Company or its affiliates; or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonestly or moral turpitude (or a similar crime in a foreign jurisdiction).

•“Good Reason” means, unless otherwise consented to by Mr. Reese, either of the following events occurs and is uncorrected by the Company for more than 30 days after receiving notice of such event: (a) a material reduction in Mr. Reese’s base salary or (b) the relocation of the Mr. Reese’s office to more than 50 miles from New York City.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to (i) each of Messrs. Mumma and Serrano and Ms. Nario-Eng in the event of termination due to death or disability, termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2022, that would have been triggered under the 2017 Stock Plan (or any predecessor or successor plan thereto), and the respective restricted stock award, RSU and PSU agreements and employment agreements for those NEOs and (ii) Mr. Reese in the event of termination due to death or disability or in connection with a change in control under the 2017 Stock Plan (or any predecessor or successor plan thereto) and the restricted stock award, RSU and PSU agreements and change in control agreement for Mr. Reese. Because Mr. Reese was not a party to an employment or severance agreement with us as of December 31, 2022, Mr. Reese was not eligible to receive any payments upon the occurrence of a termination without Cause or resignation for Good Reason as of December 31, 2022 and as such, we have not included Mr. Reese in such table below. Note that share and per share amounts reported in the footnotes to the tables below reflect our one-for-four reverse stock split effected on March 9, 2023 in order to provide our shareholders with the most up-to-date and relevant information.

Payments Due Upon Termination Without Cause or Resignation With Good Reason (1)

Name	Salary	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Benefits (5)	Total
Steven R. Mumma	$—	$—	$1,886,670	$—	$540,000	$4,477,800	$27,755	$6,932,225
Jason T. Serrano	$—	$—	$2,957,451	$—	$—	$4,381,500	$41,105	$7,380,056
Kristine R. Nario-Eng	$—	$—	$1,004,089	$—	$—	$997,312	$41,105	$2,042,506

(1)See "— Certain Compensation Arrangements Definitions" above for the definitions of Cause and Good Reason applicable to each of Messrs. Mumma and Serrano and Ms. Nario-Eng.

(2)Represents the value, based on the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, of:

•in the case of Mr. Mumma, the sum of (i) 97,084 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2022 pursuant to such event, (ii) 5,859 shares of restricted stock earned under the 2022 Annual Incentive Plan but not yet issued as of December 31, 2022 and (iii) the value of Mr. Mumma’s 2021 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year. The 5,859 shares is based on $60,000 of aggregate value in common stock payable under the 2022 Annual Incentive Plan divided by the closing sale price of $10.24 for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Mr. Serrano, represents the value, based on the closing sale price of our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, of the sum of (i) 80,903 shares of unvested outstanding restricted stock held by Mr. Serrano that would have vested in full at December 31, 2022 pursuant to such event, (ii) the value of Mr. Serrano’s 2021 PSU and 2022 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs and 2022 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, and (iii) the value of Mr. Serrano's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Ms. Nario-Eng, represents the value, based on the closing sale price of our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, of the sum of (i) 23,870 shares of unvested outstanding restricted stock held by Ms. Nario-Eng that would have vested in full at December 31, 2022 pursuant to such event, (ii) the value of Ms. Nario-Eng’s 2021 PSU and 2022 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs and 2022 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, and (iii) the value of Ms. Nario-Eng's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

(3)In accordance with the 2022 Mumma Employment Agreement, represents Mr. Mumma's annual cash bonus that he would have been entitled to receive under the 2022 Annual Incentive Plan.

(4)Equals the product of, for Mr. Mumma and Mr. Serrano, (a) two (2) and (b) the sum of each of Mr. Mumma's and Mr. Serrano's base salary and the average annual incentive award earned by each of Mr. Mumma and Mr. Serrano during 2021 and 2020 and, for Ms. Nario-Eng, (a) one (1) and (b) the sum of Ms. Nario-Eng’s base salary and the average annual incentive award earned by Ms. Nario-Eng during 2021 and 2020.

(5)Represents the value of the health care benefits that are payable by the Company on each respective NEO's behalf pursuant to his or her employment agreement with us.

Payments Due Upon Termination Due to Disability

Name	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits (2)	Total
Steven R. Mumma	$—	$—	$1,826,670	$—	$—	$—	$27,755	$1,854,425
Jason T. Serrano	$—	$—	$2,957,451	$—	$—	$—	$41,105	$2,998,556
Nathan R. Reese	$—	$—	$334,333	$—	$—	$—	$—	$334,333
Kristine R. Nario-Eng	$—	$—	$1,004,089	$—	$—	$—	$41,105	$1,045,194

(1)Represents the value, based on the closing sale price of our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, of:

•in the case of Mr. Mumma, the sum of (i) 97,084 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2022 pursuant to such event and (ii) the value of Mr. Mumma’s 2021 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Mr. Serrano, the sum of (i) 80,903 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2022 pursuant to such event, (ii) the value of Mr. Serrano’s 2021 PSU and 2022 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs and 2022 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, and (iii) the value of Mr. Serrano's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Mr. Reese, the sum of (i) 10,471 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2022 pursuant to such event, (ii) 1,221 shares of restricted stock earned under the 2022 Annual Incentive Plan but not yet issued as of December 31, 2022 and (iii) the value of Mr. Reese's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year. The 1,221 shares is based on $12,500 of aggregate value in common stock payable under the 2022 Annual Incentive Plan divided by the closing sale price of $10.24 for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Ms. Nario-Eng, the sum of (i) 23,870 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2022 pursuant to such event, (ii) the value of Ms. Nario-Eng’s 2021 PSU and 2022 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs and 2022 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, and (iii) the value of Ms. Nario-Eng's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

(2)Represents the value of the health care benefits that are payable by the Company on each respective NEO's behalf pursuant to his or her employment agreement with us.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Benefits (3)	Total
Steven R. Mumma	$600,000	$—	$1,826,670	$—	$1,200,000	$—	$13,554	$3,640,224
Jason T. Serrano	$825,000	$—	$2,957,451	$—	$1,650,000	$—	$23,613	$5,456,064
Nathan R. Reese	$—	$—	$334,333	$—	$—	$—	$—	$334,333
Kristine R. Nario-Eng	$450,000	$—	$1,004,089	$—	$562,500	$—	$23,613	$2,040,202

(1)Represents the value, based on the closing sale price of our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, of:

•in the case of Mr. Mumma, the sum of (i) 97,084 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2022 pursuant to such event and (ii) the value of Mr. Mumma’s 2021 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Mr. Serrano, the sum of (i) 80,903 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2022 pursuant to such event, (ii) the value of Mr. Serrano’s 2021 PSU and 2022 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs and 2022 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, and (iii) the value of Mr. Serrano's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Mr. Reese, the sum of (i) 10,471 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2022 pursuant to such event, (ii) 1,221 shares of restricted stock earned under the 2022 Annual Incentive Plan but not yet issued as of December 31, 2022 and (iii) the value of Mr. Reese's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year. The 1,221 shares is based on $12,500 of aggregate value in common stock payable under the 2022 Annual Incentive Plan divided by the closing sale price of $10.24 for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

•in the case of Ms. Nario-Eng, the sum of (i) 23,870 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2022 pursuant to such event, (ii) the value of Ms. Nario-Eng’s 2021 PSU and 2022 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2021 PSUs and 2022 PSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year, and (iii) the value of Ms. Nario-Eng's unvested 2021 RSU and 2022 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2021 RSUs and 2022 RSUs by $10.24, the closing sale price for our common stock on December 30, 2022, the last trading day of the 2022 fiscal year.

(2)Represents annual target incentive compensation for each of Messrs. Mumma and Serrano and Ms. Nario-Eng under the 2022 Annual Incentive Plan in accordance with the respective NEO's employment agreement.

(3)Represents the value of the health care benefits that are payable by the Company on each respective NEO's behalf pursuant to his or her employment agreement with us.

Payments Due Upon Change In Control (1)

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$—	$—	$—	$—	$—	$—	$—	$—
Jason T. Serrano	$—	$—	$—	$—	$—	$—	$—	$—
Nathan R. Reese	$—	$—	$—	$—	$—	$—	$—	$—
Kristine R. Nario-Eng	$—	$—	$—	$—	$—	$—	$—	$—
(1)Pursuant to the employment agreements, change in control agreements and equity award agreements, no compensation is due to the NEOs solely upon a change in control of our Company

Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•actual receipt of an improper benefit or profit in money, property or services; or

•a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit of money, property or services; or

•in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•there has been an adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Lisa A. Pendergast (Chair)
Eugenia R. Cheng
Michael B. Clement

April 27, 2023

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Lisa A. Pendergast, Eugenia R. Cheng, Michael B. Clement and David R. Bock served as members of the Compensation Committee at various times during 2022. No member of the Compensation Committee was an employee of the Company during the 2022 fiscal year or an officer of the Company during any prior period. During 2022, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of New York Mortgage Trust, Inc. is composed of Michael B. Clement (Chair), Audrey E. Greenberg and Steven G. Norcutt, each of whom is independent under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with our independent criteria discussed under the caption “Information on Our Board of Directors and its Committees—Independence of Our Board of Directors.” The Audit Committee operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2022 included in the Annual Report on Form 10-K for the year ended December 31, 2022 of New York Mortgage Trust, Inc.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2023 fiscal year.

Audit Committee

Michael B. Clement (Chair)
Audrey E. Greenberg
Steven G. Norcutt

April 27, 2023

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us for the years ended December 31, 2022 and December 31, 2021 by Grant Thornton LLP were as follows:

Fee Type	2022	2021
Audit Fees(1)	$1,793,745	$1,432,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,793,745	$1,432,100

(1)Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports. Additionally, Audit Fees also include the aggregate fees billed for professional services for the issuance of comfort letters, consents and related services in connection with public offerings of securities and registration statements filed on Form S-3 and on Form S-8 under the Securities Act of 1933, as amended, amounting to approximately $0.1 million and $0.2 million for the years ended December 31, 2022 and December 31, 2021, respectively.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required for payment of fees that exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2022 is compatible with maintaining its independence from the Company as an independent registered public accounting firm. For the year ended December 31, 2022, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our 2022 Annual Report, including the financial statements and financial statement schedules, is being furnished to stockholders along with this proxy statement. These materials are available at http://www.proxyvote.com. Paper copies may be requested without charge in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about April 27, 2023. A copy of the 2022 Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our common stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York, 10016, Attention: Investor Relations, or contact our Investor Relations via telephone at (646) 795-4066. You can also refer to our website at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Kristine R. Nario-Eng
Secretary
April 27, 2023
New York, New York

Annex A

Non-GAAP Financial Measures

In addition to the results presented in accordance with GAAP, this proxy statement includes certain non-GAAP financial measures, including undepreciated earnings, undepreciated book value per common share and adjusted book value per common share. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance and trends using the metrics that management uses to operate our business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Note that share and per share amounts shown below reflect our one-for-four reverse stock split effected on March 9, 2023

Undepreciated (Loss) Earnings

Undepreciated (loss) earnings is a supplemental non-GAAP financial measure defined as GAAP net (loss) income attributable to Company's common stockholders excluding the Company's share in depreciation expense and lease intangible amortization expense related to operating real estate, net. By excluding these non-cash adjustments from our operating results, we believe that the presentation of undepreciated (loss) earnings provides a consistent measure of our operating performance and useful information to investors to evaluate the effective net return on our portfolio. In addition, we believe that presenting undepreciated (loss) earnings enables our investors to measure, evaluate, and compare our operating performance to that of our peers.

A reconciliation of GAAP net (loss) income attributable to Company's common stockholders to undepreciated (loss) earnings for the year ended December 31, 2022 is presented below (amounts in thousands, except per share data).

For the Year Ended December 31,
2022
Net (loss) income attributable to Company's common stockholders	$(340,577)
Add:
Depreciation expense on operating real estate	28,916
Amortization of lease intangibles related to operating real estate	50,083
Undepreciated (loss) earnings	$(261,578)

Weighted average shares outstanding - basic	94,322
Undepreciated (loss) earnings per common share	$(2.77)

Undepreciated and Adjusted Book Value Per Common Share

Previously, we presented undepreciated book value per common share as a non-GAAP financial measure.

For the 2022 Annual Incentive Plan, the Compensation Committee changed the calculation of the performance measure under the Quantitative Component to Undepreciated TER, which is based upon undepreciated book value per common share. The Compensation Committee considered our Undepreciated TER performance against the total economic return on GAAP book value for our identified performance peer group for the nine-month period ended September 30, 2022 in its determination of annual incentive compensation since that was the most recent book value information for the full identified performance peer group that was available when the Compensation Committee finalized annual incentive compensation in January 2023. A reconciliation of our GAAP book value to undepreciated book value and calculation of undepreciated book value per common share as of September 30, 2022 is presented below (amounts in thousands, except per share data).

A-1

September 30, 2022
Company's stockholders' equity	$1,917,506
Preferred stock liquidation preference	(557,125)
GAAP book value	1,360,381
Add:
Cumulative depreciation expense on operating real estate	29,473
Cumulative amortization of lease intangibles related to operating real estate	59,844
Undepreciated book value	$1,449,698

Common shares outstanding	93,288
GAAP book value per common share (1)	$14.58
Undepreciated book value per common share (2)	$15.54

(1)GAAP book value per common share is calculated using the GAAP book value and the common shares outstanding.
(2)Undepreciated book value per common share is calculated using the undepreciated book value and the common shares outstanding.

Commencing with the quarter ended December 31, 2022, we have discontinued disclosure of undepreciated book value per common share and instead present adjusted book value per common share, also a non-GAAP financial measure.

When presented in prior periods, undepreciated book value was calculated by excluding from GAAP book value the Company's share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net held at the end of the period. Since we began disclosing undepreciated book value, we identified additional items as materially affecting our book value and believe they should also be incorporated in order to provide a more useful non-GAAP measure for investors to evaluate our current performance and trends and facilitate the comparison of our financial performance and adjusted book value per common share to that of our peers. Accordingly, we calculate adjusted book value per common share by making the following adjustments to GAAP book value: (i) exclude the Company's share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net held at the end of the period, (ii) exclude the adjustment of redeemable non-controlling interests to estimated redemption value and (iii) adjust our liabilities that finance our investment portfolio to fair value.

Our rental property portfolio includes fee simple interests in single-family rental homes and joint venture equity interests in multi-family properties owned by consolidated real estate variable interest entities ("Consolidated Real Estate VIEs"). By excluding our share of non-cash depreciation and amortization expenses, adjusted book value reflects the value of our single-family rental properties and joint venture equity investments at their undepreciated basis.

Additionally, in connection with third party ownership of certain of the non-controlling interests in certain of the Consolidated Real Estate VIEs, we record redeemable non-controlling interests as mezzanine equity on our consolidated balance sheets. The holders of the redeemable non-controlling interests may elect to sell their ownership interests to us at fair value once a year, subject to annual minimum and maximum amount limitations, resulting in an adjustment of the redeemable non-controlling interests to fair value that is accounted for by us as an equity transaction in accordance with GAAP. A key component of the estimation of fair value of the redeemable non-controlling interests is the estimated fair value of the multi-family apartment properties held by the applicable Consolidated Real Estate VIEs, which valuation is performed once a year by obtaining third party valuations in accordance with underlying agreements. However, because the corresponding real estate assets are not reported at fair value and thus not adjusted to reflect unrealized gains or losses in our consolidated financial statements, the adjustment of the redeemable non-controlling interests to fair value directly affects our GAAP book value. By excluding the adjustment of redeemable non-controlling interests to estimated redemption value, adjusted book value more closely aligns the accounting treatment applied to our real estate assets and reflects the value of our joint venture equity investments at their undepreciated basis.

A-2

The substantial majority of our remaining assets are financial or similar instruments that are carried at fair value in accordance with the fair value option in our consolidated financial statements. However, unlike our use of the fair value option for the assets in our investment portfolio, the CDOs issued by our residential loan securitizations, senior unsecured notes and subordinated debentures that finance our investment portfolio assets are carried at amortized cost in our consolidated financial statements. By adjusting these financing instruments to fair value, adjusted book value reflects the Company's net equity in investments on a comparable fair value basis.

We believe that the presentation of adjusted book value per common share provides a more useful measure for investors and us than undepreciated book value as it provides a more consistent measure of our value, allows management to effectively consider our financial position and facilitates the comparison of our financial performance to that of our peers.

A reconciliation of GAAP book value to adjusted book value and calculation of adjusted book value per common share as of December 31, 2022 is presented below (amounts in thousands, except per share data).

December 31, 2022
Company's stockholders' equity	$1,767,216
Preferred stock liquidation preference	(557,125)
GAAP book value	1,210,091
Add:
Cumulative depreciation expense on operating real estate	31,433
Cumulative amortization of lease intangibles related to operating real estate	59,844
Adjustment of redeemable non-controlling interest to estimated redemption value	44,237
Adjustment of amortized cost liabilities to fair value	103,066
Adjusted book value	$1,448,671

Common shares outstanding	91,194
GAAP book value per common share (1)	$13.27
Adjusted book value per common share (2)	$15.89

(1)GAAP book value per common share is calculated using the GAAP book value and the common shares outstanding for the periods indicated.
(2)Adjusted book value per common share is calculated using the adjusted book value and the common shares outstanding for the periods indicated.
A-1

NEW YORK MORTGAGE TRUST, INC.
ATTN: KRISTINE R. NARIO-ENG
90 PARK AVENUE
NEW YORK, NEW YORK 10016

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NYMT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17160-P91158

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NEW YORK MORTGAGE TRUST, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. Eugenia R. Cheng	☐	☐	☐
1b. Michael B. Clement	☐	☐	☐
1c. Audrey E. Greenberg	☐	☐	☐
1d. Steven R. Mumma	☐	☐	☐
1e. Steven G. Norcutt	☐	☐	☐
1f. Lisa A. Pendergast	☐	☐	☐
1g. Jason T. Serrano	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V17161-P91158

NEW YORK MORTGAGE TRUST, INC.
Annual Meeting of Stockholders
June 6, 2023 9:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason T. Serrano, Nicholas Mah and Kristine R. Nario-Eng and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEW YORK MORTGAGE TRUST, INC. that the stockholder(s) is/are entitled to vote at the 2023 Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on June 6, 2023, virtually at www.virtualshareholdermeeting.com/NYMT2023, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, AND "FOR" PROPOSAL NO. 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Continued and to be signed on reverse side